UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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CONSTELLATION BRANDS, INC.

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WORTH REACHING FOR

Constellation Brands

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS AND

2019 PROXY STATEMENT

VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

May 23, 2019

To Our Stockholders:

You are cordially invited to attend the 2019 Virtual Annual Meeting of Stockholders of Constellation Brands, Inc. on Tuesday, July 16, 2019 at 11:00 a.m. (EDT).

Again this year, our annual meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively via online audio broadcast. We believe that hosting a virtual meeting enables greater stockholder attendance and participation from any location around the world. You will be able to attend the 2019 Virtual Annual Meeting, vote your shares, and submit your questions during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/STZ2019.

The attached Notice of Virtual Annual Meeting of Stockholders and Proxy Statement describe in detail the matters expected to be acted upon at the meeting. Also provided is the Company’s 2019 Annual Report that contains important business and financial information regarding the Company.

Your vote is important. Regardless of whether you participate in the annual meeting, we hope you vote as soon as possible. You may vote online or by phone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting online or by phone, written proxy, or voting instruction card ensures your representation at the annual meeting regardless of whether you attend the virtual meeting.

Thank you for your continued support of Constellation Brands.

Very truly yours,

/s/ Robert Sands

ROBERT SANDS

Executive Chairman of the Board

Notice of Virtual Annual Meeting of Stockholders and Proxy Statement

Date/Time	Tuesday, July 16, 2019 at 11:00 a.m. (EDT)

Virtual Meeting Access

To attend the meeting, go to www.virtualshareholdermeeting.com/STZ2019.

You will need the 16-digit control number included on your Important Notice Regarding the Availability of Proxy Materials (“Notice”), your proxy card, or on the instructions that accompany your proxy materials. Because the Annual Meeting is virtual and being conducted over the Internet, stockholders will not be able to attend the Annual Meeting in person.

Items of Business	1. Elect as directors the ten (10) nominees named in the Proxy Statement;
2. Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 29, 2020;
3. Approve, by an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement; and
4. Transact such other business as may properly come before the Meeting, or any adjournment or postponement.

Record Date	Holders of Class A Common Stock and Class B Common Stock as of the record date of May 17, 2019 are entitled to notice of and to vote on the matters listed in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James O. Bourdeau

JAMES O. BOURDEAU, Secretary

Your vote is important to us, and we encourage you to vote your shares as soon as possible even if you plan to attend the virtual Annual Meeting. You can vote in the following ways:

Visit the website listed on your Notice or proxy card(s) to VOTE VIA THE INTERNET	If you received paper copies of your proxy materials in the mail, sign, date, and return your proxy card(s) in the enclosed envelope to VOTE BY MAIL	Call the telephone number specified on your proxy card(s) or on the website listed on your Notice to VOTE BY PHONE

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on July 16, 2019: This Proxy Statement and the Company’s 2019 Annual Report are available on our website at www.cbrands.com/annual-meeting

CONSTELLATION BRANDS, INC.

207 High Point Drive, Building 100

Victor, New York 14564

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This Proxy Statement is being furnished to the holders of the common stock of Constellation Brands, Inc. (the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”). The proxies are for use at the 2019 Annual Meeting of Stockholders of the Company and at any adjournment or postponement thereof (the “Meeting”). This year we will again hold a virtual annual meeting of stockholders. Stockholders may participate online by logging onto www.virtualshareholdermeeting.com/STZ2019. There will not be a physical meeting location. See the Questions & Answers section near the end of this Proxy Statement for additional information.

We are delivering proxy materials to many stockholders via the Internet under the Securities and Exchange Commission’s (the “SEC”) Notice and Access rules, which expedites distribution of proxy solicitation materials and also allows us to conserve natural resources and reduce the costs of printing and distributing these materials. Using this method of distribution, on or about June 3, 2019, we will mail an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) that contains information about our 2019 Virtual Annual Meeting of Stockholders and instructions on how to view all proxy materials, and vote electronically, on the Internet. If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request, and the materials will be sent promptly to you via your preferred method. If you prefer to vote by phone, the website listed on the Notice, www.proxyvote.com, has instructions for voting by phone. If you received paper copies of our proxy materials in the mail, you may submit your proxy by properly executing and returning the proxy card(s) in the enclosed envelope(s). If you received paper copies of this year’s proxy materials by mail, you can elect to receive in the future an e-mail message that will provide a link to those documents on the Internet.

As of the close of business on May 17, 2019 (the “Record Date”), the outstanding common stock of the Company consisted of Class A Common Stock, par value $.01 per share (“Class A Stock”), Class B Common Stock, par value $.01 per share (“Class B Stock”), and Class 1 Common Stock, par value $.01 per share (“Class 1 Stock”). The capital stock of the Company entitled to be voted at the Meeting that was outstanding as of the Record Date consisted of 167,209,231 shares of Class A Stock and 23,316,564 shares of Class B Stock. Each share of Class B Stock is convertible into one share of Class A Stock at any time at the option of the holder.

Shares of Class 1 Stock have limited voting rights, and holders of Class 1 Stock are not entitled to vote on any of the proposals described in this Proxy Statement. Only holders of record of Class A Stock and/or Class B Stock on the books of the Company at the close of business on the Record Date for determining eligibility to vote at the Meeting are entitled to notice of and to vote at the Meeting.

CORPORATE GOVERNANCE

The Board of Directors and Committees of the Board

Board Leadership Structure

Our fiscal year ended February 28, 2019 (throughout this Proxy Statement our fiscal years are referred to by the year in which a fiscal year ends) was a significant year in the history of our Company. The Corporate Governance Committee led our Board through a multi-year executive succession process that, as of March 1, 2019, resulted in the election of the first non-Sands family member, William A. Newlands, to the role of President and Chief Executive Officer. The Corporate Governance Committee and the Board determined that Mr. Newlands, an experienced, dynamic, and innovative executive with over 30 years of leadership experience in the beverage alcohol industry, was the right leader to advance our total beverage alcohol strategy, as well as to position us to win in adjacent categories, such as cannabis.

At that point in time, the Corporate Governance Committee and the Board also recognized the importance of ensuring the continuity of our leadership team. In 1945, Marvin Sands purchased a small bulk wine company that would eventually become Constellation Brands. Over the next 70 years, Marvin Sands, joined later by his sons Richard and Robert, continuously grew and evolved that small bulk wine company into a global, best-in-class total beverage alcohol company. Given the industry expertise and leadership experience embodied in Richard Sands and Robert Sands, the Board sought to retain both of them as part of this executive succession process. Following the completion of our executive succession process, effective March 1, 2019, the Board designated the following roles for each of Mr. Newlands, Mr. Robert Sands, and Mr. Richard Sands:

•	Mr. Newlands assumed the role of President and Chief Executive Officer;

•	Mr. Robert Sands assumed the role of Executive Chairman of the Board while remaining an executive officer of the Company; and

•	Mr. Richard Sands assumed the role as Executive Vice Chairman of the Board while remaining an executive officer of the Company.

Our Board of Directors’ Corporate Governance Guidelines provide that there is no pre-determined policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be separate and, if the roles are to be separate, whether the Chairman of the Board should be a non-management director. If the Chief Executive Officer serves as Chairman of the Board or if there is a separate Chairman of the Board who is also a member of management, our Corporate Governance Guidelines provide for the designation of one of the independent directors as lead director. The lead director schedules and presides at executive sessions of non-management directors (and, if any non-management director is not independent, executive sessions of independent directors). As required, the lead director also facilitates communication between other members of the Board, the Chairman, the Vice Chairman, and the Chief Executive Officer. Since the Chairman of the Board is currently an executive officer and serves as a member of management, a lead director has been designated. Currently, Mr. Locke serves in this capacity. Our Corporate Governance Guidelines provide that there is no fixed schedule for the rotation of the lead director, although rotation may be desirable from time to time.

We believe this structure is appropriate as it provides us with an Executive Chairman and an Executive Vice Chairman who are members of our founding family as well as a lead director to provide independent leadership to the Board. The continued membership of Mr. Richard Sands and Mr. Robert Sands on our Board allows us to continue to benefit from the experience and strategic insights of executives who have collectively provided approximately seventy years of service to our Company. In addition, because of their significant ownership of our Company stock, their interests are well aligned with those of our stockholders.

Oversight of Risk Management

The Board oversees the management of risks inherent in the operation of our business, with a focus on the most significant risks that we face. The Board performs this oversight role at multiple levels. In connection with its oversight of our strategic direction, as well as operations of our beer and wine and spirits divisions and corporate functions, the Board considers and addresses the primary risks associated with those strategic plans, divisions, and functions on a macro level. In addition, each Board committee addresses the risks specific to the function of that committee. For example, the Board committees address the following risks:

•

The Audit Committee performs the Board of Directors’ oversight responsibilities as they relate to our accounting policies, internal controls, and financial reporting practices, and reviews and assesses our major financial risk exposures and the manner in which such risks are being monitored and controlled. The Audit Committee also monitors the Company’s compliance with legal and regulatory requirements.

•	The Human Resources Committee reviews our executive and non-executive compensation programs and practices as they relate to risk management practices and risk-taking incentives.

•

The Corporate Governance Committee oversees risks related to our governance structure and processes. It administers our related person transactions policy, and as part of that administration process, oversees our processes for mitigating any risks in such transactions. It also annually reviews the pledging of Company stock, if any, by executive officers and directors, and oversees risks related to any such pledging.

We have created a management committee named the Enterprise Risk Management Committee. This committee is comprised of members of management whose job functions relate to a wide variety of risk-sensitive areas, including operations, internal audit, finance, accounting, legal, and information technology. The committee meets periodically for the purposes of identifying and assessing risks that we face and developing and implementing processes and procedures to manage, mitigate, or otherwise address identified risks. To facilitate the Board’s and the Board committees’ oversight functions as they relate to risk issues, the Enterprise Risk Management Committee periodically reports to, and receives comments from, the Board and the Audit Committee.

Compensation Risk Assessment

In April 2019, the Human Resources Committee received a report from its independent compensation consultant analyzing our executive compensation programs for potential risks created by such programs, as well as the design elements in our programs that mitigate any such risks. The Human Resources Committee also received a comparable report with respect to our non-executive compensation programs prepared by the Human Resources Department. The Human Resources

Committee’s review process did not identify any compensation-related risks that it considered reasonably likely to have a material adverse effect on us. The Human Resources Committee reached this conclusion after considering a number of features of our compensation programs that are designed to mitigate risk, including but not limited to: (i) a mix of cash and equity compensation and a mix of short-term and long-term compensation; (ii) effective controls and plan governance, including centralized management by Human Resources and oversight by Finance; (iii) annual short-term incentive compensation that is dependent upon our performance against multiple performance metrics; (iv) a mix of equity awards, including stock options, restricted stock units, and performance share units (for all named executive officers other than the Executive Chairman of the Board and the Executive Vice Chairman of the Board, who receive stock options only); and (v) our robust stock ownership guidelines.

Director Independence

The Board adopted and reviews on an annual basis the Board of Directors’ Corporate Governance Guidelines containing categorical standards for determining director independence. These standards, which were most recently revised on October 1, 2018, are designed to satisfy the applicable requirements of the SEC and the New York Stock Exchange (“NYSE”). The Board of Directors’ Corporate Governance Guidelines, including its categorical standards of independence, are available on our website at www.cbrands.com/investors under the section entitled Board of Directors’ Committee Charters.

Based on the Board of Directors’ Corporate Governance Guidelines, including its categorical standards of independence, the Board has affirmatively determined that none of the following directors and director nominees had any material relationship with the Company and are therefore independent: Jennifer M. Daniels, Jerry Fowden, Ernesto M. Hernández, Susan Somersille Johnson, James A. Locke III, Daniel J. McCarthy, and Judy A. Schmeling. The Board had also previously determined that Barry A. Fromberg, Robert L. Hanson, and Keith E. Wandell, who were directors for all of fiscal 2019 but either resigned or are not standing for re-election at the Meeting, were independent. Therefore, each director and director nominee, other than Robert Sands, Richard Sands, and William A. Newlands, is independent. Following the Meeting, assuming all of the nominated directors are elected, the Board is expected to consist of ten directors, seven of whom, representing 70% of the Board, will be independent.

With respect to the independent directors listed above, consistent with the applicable NYSE requirements, the Board considered the following relevant facts and circumstances in making the independence determinations:

•

From time to time during the past three fiscal years, the Company purchased goods and services from, or sold goods and services to, companies (or subsidiaries or affiliates of such companies) with which Messrs. Fowden, Hernández, Locke, and McCarthy, and Ms. Johnson, are affiliated as employees or officers.

•

From time to time during the past three fiscal years, the Company was also provided financing arrangements by a company (or subsidiaries or affiliates of such company) with which Ms. Johnson is affiliated as an officer.

•	The Company also made certain charitable contributions to a charity with which Mr. Locke is affiliated as a director.

•

During fiscal 2019, Mr. Hanson and Ms. Schmeling participated in the non-employee director compensation program for their service on the Board of Directors of Canopy Growth Corporation (“Canopy”). The Company has made significant investments in Canopy, which allow us to exercise significant influence over Canopy.

Board and Committee Meetings and Committee Membership

During fiscal 2019, the Board of Directors met eight times. Each incumbent director who is standing for re-election at the Meeting attended at least 75% of the total number of meetings held by the Board and each committee of the Board on which he or she served during his or her period of service. The non-management members of the Board, all of whom are independent, also meet periodically in regularly scheduled sessions without management. Our directors are expected to attend each annual meeting of stockholders, and all directors who were at that time standing for re-election attended our 2018 Annual Meeting of Stockholders.

The table below lists our three separately designated, standing Board committees, the directors who served on them during fiscal 2019, and the number of committee meetings held in fiscal 2019. Each committee operates under a written charter that was approved by the Board and is available on our website at www.cbrands.com/investors. Each member of the three standing Board committees is independent in accordance with the applicable requirements of the NYSE listing standards, the SEC, and the categorical standards of independence contained within our Board of Directors’ Corporate Governance Guidelines.

Audit Committee	Human Resources Committee	Corporate Governance Committee
Ms. Daniels	Mr. Fowden ▲	Mr. Fowden
Mr. Fromberg	Mr. Hanson	Mr. Locke ▲ ∎
Mr. McCarthy	Mr. Hernández	Ms. Schmeling
Ms. Schmeling ▲ •	Ms. Johnson
Mr. Wandell
Number of meetings held in fiscal 2019
5	5	6

▲ Chairperson	• Audit Committee financial expert	∎ Lead Director

All directors served on the respective committees listed above for the entire 2019 fiscal year, except for Ms. Daniels, who began her service on the Audit Committee following her appointment to the Board on September 20, 2018. Mr. Hanson served on the Human Resources Committee for all of the 2019 fiscal year and through his resignation from the Board and the Human Resources Committee in April 2019.

Audit Committee

This committee performs the Board’s oversight responsibilities as they relate to our accounting policies, internal controls, and financial reporting practices, including, among other things, the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, and the performance of our internal audit function and the independent registered public accounting firm. In addition, this committee maintains a line of communication between the Board and our financial management, internal auditors, and independent registered public accounting firm. The Board has determined that Ms. Daniels, Mr. Fromberg, Mr. McCarthy, and Ms. Schmeling are independent (as independence is determined for audit committee members under NYSE listing standards) and that all are financially literate. The Board has also determined that Ms. Schmeling, the Chairperson of the Audit Committee, qualifies as an audit committee financial expert. Additional information regarding the experience of each committee member is set forth under the heading “Director Nominees.” No committee member simultaneously serves on the audit committees of more than two other public companies.

Corporate Governance Committee

This committee functions as the nominating committee of the Board. The Corporate Governance Committee identifies individuals qualified to become Board members consistent with criteria and qualifications for membership approved by the Board and selects, or recommends that the Board select, director nominees for each annual meeting of stockholders. The Corporate Governance Committee advises the Board concerning the appropriate composition of the Board and its committees, develops and recommends corporate governance guidelines to the Board, and advises the Board regarding appropriate corporate governance practices and assists the Board in achieving them. Among other matters, this committee also makes recommendations to the Board with respect to an officer to be designated as Chief Executive Officer, directors to serve as Chairman of the Board and Vice Chairman of the Board, and, if applicable, an independent director to serve as lead director. In addition, this committee advises the Board regarding compensation for the non-management directors and reviews related person transactions involving the Company and its directors, director nominees, executive officers, or significant stockholders.

The Corporate Governance Committee identifies potential director candidates from any outside advisors it may retain, as well as from other members of the Board, executive officers, and other contacts. The Corporate Governance Committee has from time to time engaged the services of independent third-party search firms to assist it in identifying and evaluating potential director candidates who will bring to the Board specific skill sets as established by the Corporate Governance Committee.

The Corporate Governance Committee will also consider director nominations identified by our stockholders. Nominations by stockholders must be provided in a timely manner and must include sufficient biographical information so that the Corporate Governance Committee can appropriately assess the proposed nominee’s background and qualifications. In its assessment of potential candidates, the Corporate Governance Committee will review the candidate’s character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of our business environment, acumen, and ability to devote the time and effort necessary to fulfill his or her responsibilities, all in the context of the perceived needs of the Board at that time. For a stockholder to have his or her candidate considered by the Corporate Governance Committee for inclusion as a director nominee at the 2020 Annual Meeting of Stockholders, stockholder submissions of candidates for nomination to the Board must be received in writing at our offices by the Company’s Secretary, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564. Potential nominees recommended by a stockholder in accordance with these procedures will be considered and evaluated in the same manner as other potential nominees.

Pursuant to our Board of Directors’ Corporate Governance Guidelines, individual diversity as well as diversity in experience and areas of expertise are factors that are considered by the Corporate Governance Committee in its assessment of candidates. The Board, however, has not adopted any objective diversity-driven criteria or composition requirements. The Board seeks individuals having knowledge and experience in such disciplines as finance and accounting, international business, marketing, law, human resources, and consumer products. The Board also seeks individuals who bring unique and varied perspectives and life experiences to the Board. As such, the Corporate Governance Committee assists the Board by selecting or recommending director candidates who it believes will enhance the overall diversity of the Board.

Human Resources Committee

This committee functions as the compensation committee of the Board. In addition to satisfying the applicable independence requirements of the SEC and the NYSE and qualifying as independent under the Board of Directors’ Corporate Governance Guidelines, the Members of the Human Resources Committee also meet the independence standards for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986 and are considered “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934.

This committee fulfills the Board’s responsibilities relating to the compensation of our executive officers, including our Chief Executive Officer, and engages an independent consultant to assist with its review and analysis of executive compensation. Additionally, the Human Resources Committee monitors, among other matters, the following: our human resources policies and procedures as they relate to our goals and objectives and good management practices; our material policies and procedures which relate to compliance with pertinent human resources laws and regulations, the ethical conduct of the business as it relates to human resources matters, and the management of human resources capital; and our procedures and internal controls that relate to personnel administration, pay practices, and benefits administration. The Human Resources Committee is responsible for evaluating the performance of our Chief Executive Officer and approves each element of his compensation, as well as the compensation of our other executive officers. This committee also annually reviews with management the Compensation Discussion and Analysis section of this Proxy Statement and, as appropriate, recommends to the Board that it be included in our applicable filings with the SEC.

This committee presently oversees our Long-Term Stock Incentive Plan, Annual Management Incentive Program, and 1989 Employee Stock Purchase Plan, and reviews our senior management development and succession plans as well as other important human resources issues. The Human Resources Committee has not delegated any authority with respect to the compensation of our executive officers. The Human Resources Committee has delegated to our Chief Human Resources Officer limited authority to grant equity awards (including stock options, restricted stock units (RSUs) and performance share units (PSUs)) to non-executive officer employees, subject to certain limitations on the aggregate annual value of such awards and the annual value of awards granted to an individual recipient.

The Role of Our Executive Officers

Executive officers, including our Executive Chairman of the Board, Executive Vice Chairman of the Board, and our Chief Executive Officer, may make recommendations and provide information to, and answer questions from, the Human Resources Committee as it fulfills its responsibilities regarding executive compensation during each fiscal year. No executive officer has the authority to approve his compensation or to grant awards of equity compensation to himself or to any other executive officer.

At the conclusion of the executive succession process described above under the heading “Board Leadership Structure,” the Corporate Governance Committee and the Board defined the responsibilities of President and Chief Executive Officer, Executive Chairman of the Board, and Executive Vice Chairman of the Board as follows:

President and Chief Executive Officer

•  Lead, in conjunction with the Board, the development of the Company’s strategy;

•  Lead and oversee the implementation of the Company’s long- and short-term plans in accordance with its strategy;

•  Act as a liaison between management and the Board;

•  Communicate effectively with all constituents including the Board, stockholders, employees, other stakeholders, and the public;

•  Ensure effective controls and management information systems are in place to manage and monitor risks and expenditures;

•  Uphold the Company’s Code of Conduct and ensure that the Company has appropriate systems in place to enable it to monitor adherence to the Code of Conduct by employees; and

•  Act as an ambassador of the Company’s mission, vision, and values; help maintain the Company’s high standard of corporate citizenship and social responsibility

Executive Chairman of the Board	Both Chairman and Vice Chairman	Executive Vice Chairman of the Board

•  Responsible for leading the Board, preparing Board meeting agendas, ensuring directors are properly briefed in all matters, and facilitating Board discussions;

•  Chair all Board meetings and executive sessions, except meetings of the non-management directors;

•  Act as the Company’s representative to key constituents when requested by the Chief Executive Officer;

•  Manage the Board’s relationship with the Chief Executive Officer;

•  Help lead the Board in exercising its oversight functions, including those involved in executive succession, assessing the Company’s short- and long-term strategies, reviewing the strength and weaknesses of major strategic transactions, reviewing risk management, assessing overall quality and effectiveness of the Chief Executive Officer’s leadership and performance, and the overall performance of the Company;

•  Oversee the Board’s self-evaluation process; and

•  Chair all stockholder meetings

•  Maintain their respective positions as industry leaders and experts;

•  Provide input into the short- and long-term strategic direction of the Company;

•  Assist the Board and the Company in maintaining appropriate standards of corporate governance, including the size, structure, and membership of the Board, and the composition of standing Board Committees;

•  Interview all prospective Board candidates; and

•  Attend to external relationships, including maintaining relationships with key leadership, founders, and principals of competitors, other industry members, as well as key distributors and retail accounts

•  Provide stability and continue to support sound corporate governance of the Company;

•  Continue to be a trusted advisor to the Board and senior management, sharing his knowledge and expertise;

•  When requested by the Chief Executive Officer or the Executive Chairman, act as the Company’s representative to key constituents;

•  Serve as a representative and ambassador by participating in leadership roles in regional and local community efforts and philanthropy;

•  Provide formal education and training to Board members not less than once a year;

•  Assist Executive Chairman in performing his duties and perform such duties in the Chairman’s absence; and

•  Participate in Company activities to develop talent and identify top performers within the Company

The Role of Compensation Consultants

The Human Resources Committee directly engaged Frederic. W. Cook & Co., Inc. (“FW Cook”) to serve as its independent compensation consultant for fiscal 2019. The scope of services relating to fiscal 2019 executive compensation performed by FW Cook generally consisted of the following:

•

competitive reviews of our executive compensation programs, including a review of current incentive programs, a review of our peer group, and external market-check analyses (including a pay-for-performance analysis);

•

plan modification and design recommendations, including advice related to the design of our compensation program in the context of the executive succession activities described above under the subheading “Board Leadership Structure”;

•	updates on executive compensation trends and related regulatory rulemaking;

•	an executive compensation risk analysis;

•	a review of the 2019 Compensation Discussion and Analysis; and

•	additional consultant support as needed including review and comment on management proposals and attendance at committee meetings.

FW Cook also serves as the independent compensation consultant to the Corporate Governance Committee of the Board concerning compensation of the non-management directors. The Corporate Governance Committee has directly engaged FW Cook to assist with its review and recommendations concerning the non-management director compensation program for action by the Board in July 2019. During fiscal 2019, FW Cook provided advice and recommendations on executive and director compensation and did not provide us with any additional services.

The Human Resources Committee has considered the independence of FW Cook, as required under NYSE Listing Rules. The committee has also considered the relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to FW Cook. Based on its reviews, the Human Resources Committee has not identified any conflicts of interest regarding the services of FW Cook or its employees.

During fiscal 2019, management retained Aon Hewitt as its compensation consultant to provide a review and analysis of executive officer roles, responsibilities, and compensation. The Human Resources Committee has also considered the independence of Aon Hewitt, as required under NYSE Listing Rules, including the relevant factors listed above.

Communications with the Board of Directors

Stockholders or other interested parties may arrange to communicate directly with the directors, the lead director, or the non-management directors as a group by writing to them in the care of the Board of Directors, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564. We will forward all such communications (other than unsolicited advertising materials). Stockholders or other interested parties may also communicate concerns via our 24-hour hotline as set forth in the policy regarding Communications from Stockholders or Other Interested Parties available on our website at www.cbrands.com/investors.

Director Compensation

The Corporate Governance Committee advises the Board with regard to compensation of non-management directors. The Corporate Governance Committee directly engaged FW Cook as its independent compensation consultant to assist with such matters during fiscal 2019. Management personnel within the Human Resources Department support the Corporate Governance Committee and the Board in their work concerning non-management director compensation. Executive officers, including the Executive Chairman of the Board, Executive Vice Chairman of the Board, and the Chief Executive Officer, may make recommendations or provide information to, or answer questions from, the Corporate Governance Committee and the Board regarding non-management director compensation. Messrs. Robert Sands, Richard Sands, and Newlands, who are also executive officers of the Company, receive no additional compensation for serving as directors.

Our compensation program for non-management members of the Board currently runs on an annual cycle starting with the first Board meeting immediately following the Annual Meeting of Stockholders and includes compensation in the form of cash, restricted stock or RSUs, and stock options. As part of the annual compensation review process, our director compensation program was reviewed by FW Cook. FW Cook informed the committee that the structure of our director compensation program continues to be generally consistent with peer group policy and “best practice” design as recognized by the proxy advisory firms and investor groups and is aligned with market median posture relative to the Company’s 18-company peer group that was used to establish compensation for our named executive officers for fiscal 2019.

For the annual cycle starting with the first Board meeting immediately following the 2018 Annual Meeting of Stockholders, our annual compensation program for non-management directors consists of:

•	an annual cash retainer of $92,500, payable in quarterly installments;

•	an annual fee of $15,000 to the Chairs of the Human Resources Committee and the Corporate Governance Committee, payable in quarterly installments;

•	an annual fee of $20,000 to the Chair of the Audit Committee, payable in quarterly installments;

•	effective March 1, 2019, a $25,000 annual cash retainer to be paid to the Board’s lead director, if any, payable in quarterly installments;

•	a stock option grant with a grant date fair value of $55,000 computed in accordance with FASB ASC Topic 718; and

•	a restricted stock (or RSU) award with a grant date fair value of $95,000.

On July 17, 2018, non-management directors were granted:

•

1,015 stock options to purchase Class 1 Stock at an exercise price of $213.85 that are exercisable for a ten-year period. These options vest six months from the grant date, subject to earlier vesting in the event of death or disability.

•

444 restricted shares of Class A Stock, at a closing price of $213.85 which vest one year from the grant date, subject to earlier vesting in the event of death or disability, or a change-in-control of the Company. (Mr. Hernández, a non-U.S. resident director, was granted 444 RSUs.)

We reimburse our non-management directors for reasonable expenses incurred in connection with attending Board and Board committee meetings. We also provide our non-management directors with complimentary products having a value of up to $5,000 per calendar year. We maintain a charitable matching program pursuant to which we will match donations by directors up to $5,000 per year to charitable organizations focused on health, education, or the arts. During fiscal 2019, Mr. Fromberg and Ms. Schmeling each had $5,000 in donations matched by us under this program.

Director Compensation in Fiscal 2019

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Jennifer M. Daniels (5)	42,692	79,122	45,805	–	167,619
Jerry Fowden	107,500	94,949	54,983	–	257,432
Barry A. Fromberg	92,500	94,949	54,983	5,000	247,432
Robert L. Hanson	132,996	208,853	54,983	–	396,832
Ernesto M. Hernández	92,500	94,949	54,983	–	242,432
Susan Somersille Johnson	92,500	94,949	54,983	–	242,432
James A. Locke III	107,500	94,949	54,983	–	257,432
Daniel J. McCarthy	92,500	94,949	54,983	–	242,432
Judy A. Schmeling	158,058	208,853	54,983	5,000	426,894
Keith E. Wandell	92,500	94,949	54,983	–	242,432

(1)

This column reflects the following amounts earned or paid during fiscal 2019: (i) a cash retainer for Board service and (ii) fees for serving as a committee Chair. For Ms. Schmeling, this amount includes $45,558 earned for her service during fiscal 2019 as a Constellation-nominated member of the Board of Directors and Audit Committee of Canopy Growth Corporation (“Canopy”). For Mr. Hanson, this amount includes $40,496 earned for his service during fiscal 2019 as a Constellation-nominated member of the Board of Directors and Corporate Governance and Compensation Committee of Canopy. Such amounts were denominated in Canadian dollars and converted into US dollars using the February 28, 2019 exchange rate of US $1.317 to one Canadian dollar.

(2)

These amounts represent the full grant date fair value of awards of restricted stock and RSUs granted in fiscal 2019. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. These amounts reflect our expected aggregate accounting expense for these awards as of the grant date and do not necessarily correspond to the actual values that will be expensed by us or realized by the directors. The aggregate number of shares of unvested restricted stock (or unvested RSUs in the case of Mr. Hernández) held at the end of fiscal 2019 was 444 shares/RSUs by each non-management director. For each of Mr. Hanson and Ms. Schmeling, these amounts include $113,904, consisting of the grant date fair value of restricted stock units over Canopy shares granted by the Board of Directors of Canopy on December 13, 2018 for service as a Constellation-nominated member of the Board of Directors of Canopy. Such grants were valued at $150,000 Canadian dollars as of the date of grant and were converted into US dollars using the February 28, 2019 exchange rate of US $1.317 to one Canadian dollar.

(3)

These amounts represent the grant date fair value of stock options granted in fiscal 2019 computed in accordance with FASB ASC Topic 718. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. Assumptions used in calculating these values may be found in Note 17 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended February 28, 2019 (“2019 Form 10-K”). All fiscal 2019 stock option awards to directors fully vested during the fiscal year, and we completely expensed these awards during fiscal 2019. These amounts reflect our aggregate accounting expense for these awards in accordance with FASB ASC Topic

718 and do not necessarily correspond to the actual values that will be realized by the directors. The aggregate number of shares subject to stock option awards outstanding at the end of fiscal 2019 for each non-management director was: Ms. Daniels – 805; Mr. Fowden – 30,405; Mr. Fromberg – 28,490; Mr. Hanson – 10,157; Mr. Hernández – 6,101; Ms. Johnson – 2,056; Mr. Locke – 28,490; Mr. McCarthy – 4,495; Ms. Schmeling – 10,157; and Mr. Wandell – 13,675.

(4)

The value of perquisites and other personal benefits provided to each of our non-management directors for fiscal 2019 was less than $10,000. The amounts reflected for Mr. Fromberg and Ms. Schmeling represent matching donations provided by the Company pursuant to a charitable matching program available to all U.S. employees and directors (as further described in the narrative description of director compensation immediately preceding this table).

(5)	Ms. Daniels joined the Board on September 20, 2018.

Proposal 1 – Election of Directors

Director Nominees

The Board has nominated ten (10) directors to be elected by the stockholders at the Meeting to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. The nominees for election to the Board are Jennifer M. Daniels, Jerry Fowden, Ernesto M. Hernández, Susan Somersille Johnson, James A. Locke III, Daniel J. McCarthy, William A. Newlands, Richard Sands, Robert Sands, and Judy A. Schmeling, all of whom are currently serving as directors of the Company until the Meeting and until their successors are elected and qualified. Of the ten (10) nominees, Messrs. Fowden and Hernández and Ms. Johnson have been designated as the three (3) nominees to be elected by holders of Class A Stock, voting as a separate class. The remaining seven (7) nominees are to be elected by holders of Class A Stock and holders of Class B Stock, voting together as a single class.

Each of these nominees was recommended to the Board by the Corporate Governance Committee of the Board. In making its recommendation, the Corporate Governance Committee considered (i) the experience, qualifications, attributes, and skills of each nominee, (ii) each director’s past performance on and contributions to the Board, and (iii) which director nominees should be presented for election by holders of Class A Stock and which director nominees should be presented for election by holders of Class A Stock and holders of Class B Stock, voting as a single class. Management does not anticipate that any of the nominees will become unavailable to serve for any reason, but if that should occur before the Meeting, proxies will be voted FOR another nominee or nominees to be selected by the Board. The reported age of each nominee as presented in the following biographies is as of May 23, 2019.

JENNIFER M. DANIELS	• Age 56 • Director since 2018	Committee(s): • Audit

Ms. Daniels has served as Chief Legal Officer and Secretary of Colgate-Palmolive Company (NYSE: CL), a leading global consumer products company, since November 2014. Prior to that, she served as Senior Vice President, General Counsel and Secretary of NCR Corporation from 2010 to 2014. She also served as Vice President, General Counsel and Secretary of Barnes & Noble, Inc. from 2007 through 2010. Ms. Daniels has not served as a director of any other public company during the past five years. Ms. Daniels brings to the Board significant legal expertise with a global lens on consumer business, a strong transactional track record, and in-depth knowledge of the corporate governance requirements for publicly-traded companies.

JERRY FOWDEN	• Age 62 • Director since 2010	Committee(s): • Human Resources (Chair) • Corporate Governance

Mr. Fowden has served as the Executive Chairman of the Board of Cott Corporation (NYSE: COT), a leading North American and European water, coffee and coffee extracts, tea and filtration solutions service company, since December 30, 2018. From 2009 until December 29, 2018, he served as Chief Executive Officer of Cott Corporation. Prior to his service as Cott’s Chief Executive Officer, he served as President of Cott’s International Operating Segment, Interim President North America, and Interim President of Cott’s UK and European business from 2007 to 2009. Prior to joining Cott, he served as Chief Executive Officer of Trader Media Group and was a member of the Guardian Media Group plc’s board of directors from 2005 to 2007. Prior to this time, Mr. Fowden served in a variety of roles at multiple companies, including Global Chief Operating Officer of AB InBev S.A. Belgium, an alcoholic beverage company, Chief Executive Officer of Bass Brewers Ltd., a subsidiary of AB InBev S.A. Belgium, Managing Director of the Rank Group plc’s Hospitality and Holiday Division and member of the Rank Group plc’s board of directors, Chief Executive Officer of Hero AG’s European beverage operations and various roles within PepsiCo Inc.’s beverage operations and Mars, Incorporated’s pet food operations. Mr. Fowden has served as a director of Cott Corporation since 2009. As a current executive chairman and former chief executive officer of a public company, Mr. Fowden brings his extensive experience in executive leadership, the beverage industry, and international operations to the Board.

ERNESTO M. HERNÁNDEZ	• Age 61 • Director since 2014	Committee(s): • Human Resources

Mr. Hernández has since June 2011 been President and Managing Director of General Motors de Mexico, S. de R.L. de C.V., a subsidiary of General Motors Company, a global automobile manufacturing company which through a subsidiary also provides automotive financing services. Prior to that appointment he served as Vice President and Executive Director of Sales, Service and Marketing of General Motors de Mexico, S. de R.L. de C.V., having served in that role from April 2003 through May 2011. Mr. Hernández began his career with General Motors de Mexico, S. de R.L. de C.V. in 1980 and has held numerous positions of growing responsibility within that company. Mr. Hernández has not served as a director of any other public company during the past five years. Mr. Hernández brings to the Board his extensive leadership skills, insight, and perspective from his many years of service with a major manufacturing company as well as valuable insights regarding Mexican business operations.

SUSAN SOMERSILLE JOHNSON	• Age 53 • Director since 2017	Committee(s): • Human Resources

Ms. Johnson has served as an Executive Vice President and as Chief Marketing Officer of SunTrust Banks, Inc. (NYSE: STI), a financial services provider, since August 2014. Prior to that she served as the Vice President of Global Marketing at NCR Corp. from April 2012 to August 2014. She also served as Global Head of Operator Marketing at Nokia and held leadership roles in a number of technology organizations, including Nuance Communications, Fujitsu, and Apple. Ms. Johnson has not served as a director of any other public company during the past five years. Ms. Johnson brings to the Board a proven track record of building and revitalizing brands by enhancing the client experience and a combination of skills across creative and analytical marketing specializing in big data to draw on consumer insights.

JAMES A. LOCKE III	• Age 77 • Director since 1983	Committee(s): • Corporate Governance (Chair)

Mr. Locke has been engaged in the practice of business and corporate law, including primarily mergers and acquisitions, since 1971. Currently, Mr. Locke is Senior Counsel to the law firm of Nixon Peabody LLP. From 1996 through January 2008, he was a partner with Nixon Peabody LLP. He is located in the Rochester, New York office of the firm. Nixon Peabody LLP is the Company’s principal outside counsel. Prior to joining Nixon Peabody LLP, Mr. Locke practiced law in Rochester as a partner with another law firm. Mr. Locke has not served as a director of any other public company during the past five years. Mr. Locke brings to the Board his extensive knowledge in the areas of business and corporate law, corporate governance, and mergers and acquisitions. He also has had direct experience with the Company and its management since the Company first became a public company, including through his more than 30 years of service on the Board. As a result, he is able to have a broad understanding of and provide insight and guidance with respect to the Company’s development and strategies. He currently serves as the lead director.

DANIEL J. McCARTHY	• Age 55 • Director since 2015	Committee(s): • Audit

Mr. McCarthy has since April 2015 served as President and Chief Executive Officer of Frontier Communications Corporation (Nasdaq: FTR), a communications company.    He was elected to the Frontier Board of Directors in May 2014. Prior to that he was President and Chief Operating Officer from April 2012 to April 2015, and, previously, was Executive Vice President and Chief Operating Officer from January 2006 to April 2012, Senior Vice President, Field Operations from December 2004 to December 2005, and Senior Vice President, Broadband Operations from January 2004 to December 2004. Mr. McCarthy began his career with Frontier Communications Corporation in 1990 and has held numerous positions of increasing responsibility within that company. Mr. McCarthy has not served as a director of any other public company (other than Frontier Communications Corporation) during the past five years. Mr. McCarthy brings to the Board his leadership skills as well as his experience in strategic planning, financial reporting, the competitive environment, mergers and acquisitions, and regulatory affairs.

WILLIAM A. NEWLANDS	• Age 60 • Director since 2019

William A. Newlands is President and Chief Executive Officer of the Company. He has served as Chief Executive Officer since March 2019 and as President since February 2018. He served as Chief Operating Officer from January 2017 through February 2019 and as Executive Vice President of the Company from January 2015 until February 2018. From January 2016 to January 2017 he performed the role of President, Wine & Spirits Division and from January 2015 through January 2016 he performed the role of Chief Growth Officer. Mr. Newlands joined the Company in January 2015. Prior to that he served from October 2011 until August 2014 as Senior Vice President and President, North America of Beam Inc., as Senior Vice President and President, North America of Beam Global Spirits & Wine, Inc. from December 2010 to October 2011, and as Senior Vice President and President, USA of Beam Global Spirits & Wine, Inc. from February 2008 to December 2010. Beam Inc., a producer and seller of branded distilled spirits products, merged with a subsidiary of Suntory Holding Limited, a

Japanese company, in 2014. Prior to October 2011, Beam Global Spirits & Wine, Inc. was the spirits operating segment of Fortune Brands, Inc., which was a leading consumer products company that made and sold branded consumer products worldwide in the distilled spirits, home and security, and golf markets. Mr. Newlands has served as a director of Hormel Foods Corporation (NYSE:HRL), a global branded food company, since November 2018 and has also served as a director of Canopy Growth Corporation (NYSE:CGC), a world-leading diversified cannabis and hemp company, since November 2018. Mr. Newlands brings to our Board operational leadership experience gained through holding a variety of senior management roles within the beverage alcohol industry. He also contributes a broad understanding of industry trends and innovation, as well as insights about consumer product marketing and international business.

RICHARD SANDS	• Age 68 • Director since 1982

Richard Sands, Ph.D., is the Executive Vice Chairman of the Board of the Company, having served in that role since March 2019. He previously served as Chairman of the Board of the Company from September 1999 through February 2019. He has been employed by the Company in various capacities since 1979. He has served as a director since 1982. He served as Chief Executive Officer from October 1993 to July 2007, as President from May 1986 to December 2002; as Chief Operating Officer from May 1986 to October 1993; and as Executive Vice President from 1982 to May 1986. He is the brother of Robert Sands. Mr. Sands brings to the Board a depth and breadth of knowledge of the Company based on forty years of service, which includes over 13 years of service as Chief Executive Officer. Mr. Sands has extensive experience with the Company’s management, operations and strategic direction, as well as substantial knowledge regarding the beverage alcohol industry.

ROBERT SANDS	• Age 60 • Director since 1990

Robert Sands is the Executive Chairman of the Board of the Company, having served in that role since March 2019 and as a director since January 1990. Previously, he served as Chief Executive Officer of the Company from July 2007 through February 2019. Mr. Sands also served as President of the Company from December 2002 to February 2018, as Chief Operating Officer from December 2002 to July 2007, as Group President from April 2000 through December 2002, as Chief Executive Officer, International from December 1998 through April 2000, as Executive Vice President from October 1993 through April 2000, as General Counsel from June 1986 through May 2000 and as Vice President from June 1990 through October 1993. He is the brother of Richard Sands. Mr. Sands brings to the Board over 30 years of experience in a variety of legal, operational, and management roles at the Company, including over eleven years of service as Chief Executive Officer. He also possesses substantial knowledge of, and has extensive relationships within, the beverage alcohol industry.

JUDY A. SCHMELING	• Age 59 • Director since 2013	Committee(s): • Audit (Chair) • Corporate Governance

Ms. Schmeling served as Chief Operating Officer of HSN, Inc., an interactive multichannel retailer, from May 2013 to December 2017 and as President of Cornerstone Brands, a retailing segment of HSN, Inc. from August 2016 to December 2017. She also served as Chief Financial Officer of HSN, Inc.

from May 2013 to November 2016. From August 2008 to May 2013, Ms. Schmeling served as HSN, Inc.’s Executive Vice President and Chief Financial Officer. Prior to that, Ms. Schmeling held positions of increasing responsibility within the HSN operating segment. She served as Executive Vice President and Chief Financial Officer of HSN (when it was IAC Retailing) from February 2002 to August 2008; as Senior Vice President, Finance from November 1999 to February 2002; as Chief Operating Officer of international operations from January 2001 to February 2002; as Vice President, Strategic Planning and Analysis from January 1998 to November 1999; and as Director of Investor Relations and Operating Vice President, Finance from September 1994 to January 1998 (during the time when HSN was a separately traded public company). Ms. Schmeling has served as a director of Casey’s General Stores, Inc. (Nasdaq: CASY) since March 2018 and of Canopy Growth Corporation (NYSE: CGC), a world-leading diversified cannabis and hemp company, since November 2018. Ms. Schmeling has been a chief operating officer of a public company and brings to the Board extensive accounting and financial expertise and valuable experience associated with operations as well as with the oversight of treasury, financial planning and analysis, tax, and investor relations functions.

Additional information concerning the director nominees is set forth under the headings “Certain Relationships and Related Transactions” and “The Board of Directors and Committees of the Board.” For information with respect to the number of shares of the Company’s common stock beneficially owned by each of the above-named director nominees, see the tables and the footnotes under the heading “Beneficial Ownership.”

Vote Required

A plurality of the votes cast at the Meeting by holders of Class A Stock is required for the election of the three (3) directors to be elected by holders of Class A Stock. A plurality of the votes cast at the Meeting by holders of Class A Stock and holders of Class B Stock voting together as a single class is required for the election of the seven (7) directors to be elected by holders of Class A Stock and holders of Class B Stock voting as a single class, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends a vote “FOR” all nominees. Unless authority to vote for one or more of the nominees is specifically withheld, the shares represented by your proxy, if properly submitted and not revoked, will be voted FOR all of the nominees for whom you are entitled to vote.

Beneficial Ownership

This section presents information concerning the beneficial ownership of our common stock by certain individuals, entities and groups. Determinations as to whether a particular individual, entity or group is the beneficial owner of our common stock have been made in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, a person is deemed to be the beneficial owner of any shares as to which such person: (i) directly or indirectly has or shares voting power or investment power, or (ii) has the right to acquire such voting or investment power within sixty (60) days through the exercise of any stock option or other right. The fact that a person is the beneficial owner of shares for purposes of Rule 13d-3 does not necessarily mean that such person would be the beneficial owner of securities for other purposes. The percentages of beneficial ownership reported in this section were calculated on the basis of 167,071,529 shares of Class A Stock, 23,316,564 shares of Class B Stock, and 1,149,714 shares of Class 1 Stock outstanding as of the close of business on May 10, 2019, subject to adjustment as appropriate in each particular case in accordance with Rule 13d-3.

Beneficial Ownership of More Than 5% of the Company’s Voting Common Stock

The following tables present information, as of May 10, 2019 (except the information relating to those certain entities described in footnotes (11) and (12) to the tables is as of the dates disclosed in such footnotes and percentages are calculated assuming continued beneficial ownership at May 10, 2019), regarding the beneficial ownership of Class A Stock or Class B Stock by each person who is known to be the beneficial owner of more than 5% of such classes of stock. Many shares reported in the following tables for Robert Sands, our Executive Chairman of the Board, Richard Sands, our Executive Vice Chairman of the Board, and other Sands related beneficial owners are reflected more than once as many of those shares are held by various Sands family related investment vehicles and foundations in which more than one of the beneficial owners listed in the tables below serves as a partner, manager, trustee, director or officer. The information reported for the “stockholders group” in the tables and footnotes below effectively represents the aggregate shares beneficially owned by Messrs. Robert and Richard Sands and other Sands related beneficial owners without counting any shares more than once. This stockholders group beneficially owns an aggregate of 29,939,083 shares of Class A Stock and Class B Stock. The outstanding shares included in this number represent approximately 16% of the combined outstanding Class A Stock and Class B Stock and approximately 59% of the combined voting power of the outstanding Class A Stock and Class B Stock when voting together as a single class. Except as otherwise noted below, the address of each person or entity listed in the tables is c/o Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564.

Class A Stock

	Amount and Nature of Beneficial Ownership
	Sole Power to Vote		Shared Power to Vote		Sole Power to Dispose		Shared Power to Dispose		Total Shares (1)		Percent of Class (1)
Name and Address of Beneficial Owner									Class A Only	If Class B Converted	Class A Only		If Class B Converted
Robert Sands	547,246	(2)	837,733	(3)	547,246	(2)	6,457,825	(3)	7,005,071	29,751,857	4.2	% (2)	15.7	% (2)
Richard Sands	149,876	(4)	837,733	(5)	149,876	(4)	6,457,825	(5)	6,607,701	29,391,837	4.0	% (4)	15.5	% (4)
Abigail Bennett	58,030	(6)	–		58,030	(6)	1,190,908	(7)	1,248,938	9,343,489	0.7%		5.3%
Zachary Stern	33,415		–		33,415		1,190,908	(7)	1,224,323	9,298,179	0.7%		5.3%
A&Z 2015 Business Holdings LP (8)	–		1,190,908	(8)	–		1,190,908	(8)	1,190,908	9,264,764	0.7%		5.3%
Astra Legacy LLC (9)	–		5,620,092	(9)	–		–		5,620,092	28,366,878	3.4%		14.9%
Stockholders Group Pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934 (10)	–		7,154,947	(10)	–		7,154,947	(10)	7,154,947	29,939,083	4.3%		15.8%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355 (11)	200,461		50,400		11,609,066		248,549		11,857,615	NA	7.1%		NA
BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (12)	10,277,016		–		11,810,534		–		11,810,534	NA	7.1%		NA

Class B Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership					Percent of Class
	Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose	Total
Robert Sands	— (2)	—	—	22,746,786(3)	22,746,786	97.6%
Richard Sands	37,350(4)	—	37,350(4)	22,746,786(5)	22,784,136	97.7%
Abigail Bennett	20,695(6)	—	20,695(6)	8,073,856(7)	8,094,551	34.7%
Zachary Stern	—	—	—	8,073,856(7)	8,073,856	34.6%
A&Z 2015 Business Holdings LP (8)	—	8,073,856(8)	—	8,073,856(8)	8,073,856	34.6%
Astra Legacy LLC (9)	—	22,746,786(9)	—	—	22,746,786	97.6%
RES Business Holdings LP (13)	—	5,300,000(13)	—	5,300,000(13)	5,300,000	22.7%
RSS Business Holdings LP (14)	—	4,518,258(14)	—	4,518,258(14)	4,518,258	19.4%
RCT 2015 Business Holdings LP (15)	—	1,350,000(15)	—	1,350,000(15)	1,350,000	5.8%
RHT 2015 Business Holdings LP (16)	—	1,350,000(16)	—	1,350,000(16)	1,350,000	5.8%
RSS 2015 Business Holdings LP (17)	—	1,162,492(17)	—	1,162,492(17)	1,162,492	5.0%
Stockholders Group Pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934 (10)	—	22,784,136(10)	—	22,784,136(10)	22,784,136	97.7%

NA = Not Applicable

(1)

The numbers and percentages reported do not take into account shares of Class A Stock that can be received upon the conversion of Class 1 Stock owned as of May 10, 2019 or that can be purchased by exercising stock options that are exercisable on or within sixty (60) days after May 10, 2019 (together, the “Class 1 Shares”). These shares are not taken into account because, in accordance with the Company’s certificate of incorporation, any shares of Class A Stock issued upon conversion of shares of Class 1 Stock must be sold immediately in connection with the conversion and, therefore, cannot be held by the beneficial owner of the Class 1 Shares. However, the numbers of shares and percentages of ownership taking into account the shares of Class A Stock that can be received upon the conversion of Class 1 Shares are provided in footnotes where appropriate.

(2)

The reported shares of Class A Stock with respect to which Robert Sands has sole power to vote or dispose, as noted in footnote (1), exclude (i) 1,695,752 shares of Class A Stock that can be received upon conversion of Class 1 Shares, and (ii) an additional 13,542 shares of Class A Stock that can be received upon conversion of Class 1 Shares that would be acquirable within sixty (60) days after May 10, 2019, as discussed in footnote (3) of the table under the heading “Beneficial Security Ownership of Directors and Executive Officers.” If the shares of Class A Stock that can be received upon the conversion of Mr. Sands’ Class 1 Shares (including the 13,542 shares noted above) were included in the shares of Class A Stock beneficially owned by Mr. Sands, Mr. Sands would beneficially own a total of (i) 8,714,365 shares of Class A Stock, representing 5.2% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were not converted, and (ii) 31,461,151 shares of Class A Stock, representing 16.4% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were converted.

(3)

The reported shares of Class A Stock over which Robert Sands has the shared power to vote or dispose include 837,733 shares of Class A Stock held by two family foundations where Robert Sands serves as a director and officer. The reported shares of Class A Stock and Class B Stock over which Robert Sands has the shared power to dispose also include 5,620,092 shares of Class A Stock and 22,746,786 shares of Class B Stock held by several family limited partnerships of which Mr. Sands indirectly controls a co-general partner. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The reported shares are also included in the shares reported as beneficially owned by Richard Sands and the stockholders group described in footnote (10). Amounts reflected in the tables above do not include 21,098 shares of Class A Stock owned directly, or indirectly, by Robert Sands’ spouse. Mr. Sands disclaims beneficial ownership of such shares.

(4)

The reported shares of Class A Stock with respect to which Richard Sands has sole power to vote or dispose, as noted in footnote (1), exclude (i) 2,387,063 shares of Class A Stock that can be received upon conversion of Class 1 Shares, and (ii) an additional 19,785 shares of Class A Stock that can be received upon conversion of Class 1 Shares that would be acquirable within sixty (60) days after May 10, 2019, as discussed in footnote (3) of the table under the heading

“Beneficial Security Ownership of Directors and Executive Officers.” If the shares of Class A Stock that can be received upon the conversion of Mr. Sands’ Class 1 Shares (including the 19,785 shares noted above) were included in the shares of Class A Stock beneficially owned by Mr. Sands, Mr. Sands would beneficially own a total of (i) 9,014,549 shares of Class A Stock, representing 5.3% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were not converted, and (ii) 31,798,685 shares of Class A Stock, representing 16.5% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were converted.

(5)

The reported shares of Class A Stock over which Richard Sands has the shared power to vote or dispose include 837,733 shares of Class A Stock held by two family foundations where Richard Sands serves as a director and officer. The reported shares of Class A Stock and Class B Stock over which Richard Sands has the shared power to dispose also include 5,620,092 shares of Class A Stock and 22,746,786 shares of Class B Stock held by several family limited partnerships of which Mr. Sands indirectly controls a co-general partner. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The reported shares are also included in the shares reported as beneficially owned by Robert Sands and the stockholders group described in footnote (10). Amounts reflected in the tables above do not include 15,720 shares of Class A Stock owned by Richard Sands’ spouse. Mr. Sands disclaims beneficial ownership of such shares.

(6)

The reported shares of Class A Stock and Class B Stock over which Abigail Bennett has the sole power to vote and dispose include 20,615 shares of Class A Stock and 20,695 shares of Class B Stock held by family trusts of which Ms. Bennett is the investment and independent trustee. The reporting of such shares as beneficially owned by Ms. Bennett shall not be construed as an admission that she is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise.

(7)

The reported shares of Class A Stock and Class B Stock over which Ms. Bennett and Mr. Stern each have shared power to dispose include 1,190,908 shares of Class A Stock and 8,073,856 shares of Class B Stock held by A&Z 2015 Business Holdings LP. The reporting of such shares as beneficially owned by Ms. Bennett and Mr. Stern shall not be construed as an admission that either of them is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The reported shares are also included in the shares reported as beneficially owned by Robert Sands, Richard Sands, A&Z 2015 Business Holdings LP, Astra Legacy LLC and the stockholders group described in footnote (10).

(8)

The co-general partners of A&Z 2015 Business Holdings LP are A&Z 2015 Business Management LLC and WildStar Partners LLC (“WildStar”). The shares held by A&Z 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, Abigail Bennett, Zachary Stern, Astra Legacy LLC and the stockholders group described in footnote (10).

(9)

Astra Legacy LLC serves as voting manager to various Sands family entities including A&Z 2015 Business Holdings LP, RCT 2015 Business Holdings LP, RHT 2015 Business Holdings LP, RSS 2015 Business Holdings LP, RES Business Holdings LP and RSS Business Holdings LP. Certain of the reported shares are also included in the number of shares beneficially owned by each such entity, Robert Sands, Richard Sands, Abigail Bennett, Zachary Stern, and the stockholders group described in footnote (10).

(10)

The stockholders group, as reported, consists of Robert Sands, Richard Sands, and Astra Legacy LLC. The reporting of shares as beneficially owned by the stockholders group shall not be construed as an admission that an agreement to act in concert exists or that the stockholders group is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The shares reported as beneficially owned by Robert Sands, Richard Sands, and Astra Legacy LLC are included in the shares reported as beneficially owned by the stockholders group. If the shares of Class A Stock that can be received upon the conversion of Robert Sands’ and Richard Sands’ Class 1 Shares (including their additional 13,542 and 19,785 shares noted in footnotes (2) and (4) above) were included in the shares of Class A Stock beneficially owned by the stockholders group, the stockholders group would beneficially own a total of (i) 11,271,089 shares of Class A Stock, representing 6.6% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by the stockholders group were not converted, and (ii) 34,055,225 shares of Class A Stock, representing 17.6% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by the stockholders group were converted. Certain shares of Class A Stock and Class B Stock were pledged as of May 10, 2019 as follows: (i) an aggregate of 335,000 shares of Class A Stock and 1,005,000 shares of Class B Stock were pledged to a financial institution to secure obligations of Sands family investment vehicles (the “Borrower”) under a credit facility, (ii) an aggregate of 3,000,000 shares of Class A Stock and 5,825,000 shares of Class B Stock were pledged to a second financial institution to secure obligations of the Borrower under a separate credit facility, (iii) an aggregate of 150,000 shares of Class A Stock and 735,000 shares of Class B Stock were pledged to a third financial institution to secure obligations of the Borrower under a separate credit facility, (iv) an aggregate of 880,236 shares of Class A Stock and 890,000 shares of Class B Stock were pledged to a fourth financial institution to secure obligations of the Borrower under a separate credit facility, and (v) an aggregate of 465,000 shares of Class B Stock were pledged to one additional financial institution to secure obligations of the Borrower under a separate credit facility. All of these pledged shares are included in the shares reported as beneficially owned by the stockholders group. Subject to the terms of the various credit facilities, the number of shares of Class A Stock and Class B Stock pledged to secure the credit facilities may increase or decrease from time to time and may be moved by the applicable pledgors among the various financial institutions from time to time. In the event of noncompliance with certain covenants under the credit facilities, the financial institutions have certain remedies including the right to sell the pledged shares subject to certain protections afforded to the borrowers and pledgors. However, pursuant to the terms of the various credit facilities, the financial institutions would be required to convert the Class B Stock to Class A Stock prior to any sales.

(11)

Information concerning The Vanguard Group, Inc. presented in the table is based solely on the information reported in Amendment 7 to the Schedule 13G of The Vanguard Group, Inc. filed on February 11, 2019.

(12)	Information concerning BlackRock, Inc. presented in the table is based solely on the information reported in Amendment 4 to the Schedule 13G of BlackRock, Inc. filed on February 4, 2019.

(13)

The shares held by RES Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, Astra Legacy LLC and the stockholders group described in footnote (10). The co-general partners of RES Business Holdings LP are WildStar and RES Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RES Business Holdings LP into Class A Stock, RES Business Holdings LP would beneficially own 5,300,000 shares of Class A Stock, representing 3.1% of the outstanding Class A Stock after such conversion.

(14)

The shares held by RSS Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, Astra Legacy LLC and the stockholders group described in footnote (10). The co-general partners of RSS Business Holdings LP are WildStar and RSS Business Management LLC, which owns 156 shares of Class B Stock directly. Assuming the conversion of Class B Stock beneficially owned by RSS Business Holdings LP into Class A Stock, RSS Business Holdings LP would beneficially own 4,518,258 shares of Class A Stock, representing 2.6% of the outstanding Class A Stock after such conversion.

(15)

The shares held by RCT 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, Astra Legacy LLC and the stockholders group described in footnote (10). The co-general partners of RCT 2015 Business Holdings LP are WildStar and RCT 2015 Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RCT 2015 Business Holdings LP into Class A Stock, RCT 2015 Business Holdings LP would beneficially own 1,350,000 shares of Class A Stock, representing 0.8% of the outstanding Class A Stock after such conversion.

(16)

The shares held by RHT 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, Astra Legacy LLC and the stockholders group described in footnote (10). The co-general partners of RHT 2015 Business Holdings LP are WildStar and RHT 2015 Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RHT 2015 Business Holdings LP into Class A Stock, RHT 2015 Business Holdings LP would beneficially own 1,350,000 shares of Class A Stock, representing 0.8% of the outstanding Class A Stock after such conversion.

(17)

The shares held by RSS 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, Astra Legacy LLC and the stockholders group described in footnote (10). The co-general partners of RSS 2015 Business Holdings LP are WildStar and RSS 2015 Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RSS 2015 Business Holdings LP into Class A Stock, RSS 2015 Business Holdings LP would beneficially own 1,162,492 shares of Class A Stock, representing 0.7% of the outstanding Class A Stock after such conversion.

Beneficial Security Ownership of Directors and Executive Officers

The Board has established guidelines for the minimum amounts of our common stock that our non-management directors and executive officers should beneficially own. These guidelines for stock ownership consider the length of a director’s tenure on the Board or an executive officer’s tenure as an executive officer. We allow individuals five years in which to reach the applicable ownership guideline. The ownership guidelines can be satisfied by the ownership of stock, unvested restricted stock, unvested restricted stock units, and unvested performance share units after the relevant performance period has been completed and the Human Resources Committee has certified the number of shares that will be issued upon satisfaction of the service requirement.

The guideline for non-management directors is the beneficial ownership of five (5) times the annual cash retainer fee paid to them. The guideline for executive officers is based on each officer’s position in the organization and is a multiple of annual base salary. Each of the Executive Chairman of the Board and the Executive Vice Chairman of the Board has a stock ownership guideline of six (6) times his respective annual base salary. The President and/or Chief Executive Officer also has a stock ownership guideline of six (6) times his annual base salary. Each of the other executive officers has a stock ownership guideline of three (3) times his annual base salary. As of May 10, 2019, each of our non-management directors and each of our executive officers had either met his or her respective target or was within the five-year window for doing so.

The following table sets forth, as of May 10, 2019, the beneficial ownership of Class A Stock, Class B Stock, and Class 1 Stock by our directors, the named executive officers (as defined under the heading “Compensation Tables and Related Information” below) and all of our directors and executive officers as a group. The Class A Stock information in the table below does not include shares of Class A Stock that are issuable upon the conversion of either Class B Stock or Class 1 Stock, although such information is provided in footnotes where applicable. Unless otherwise noted, the individuals listed in the table have sole voting and dispositive power with respect to the shares attributed to them.

Name of Beneficial Owner	Class A Stock (1)				Class B Stock		Class 1 Stock (1)
							Shares Beneficially Owned
	Shares Beneficially Owned (2)(3)		Percent of Class Beneficially Owned		Shares Beneficially Owned	Percent of Class Beneficially Owned	Outstanding Shares	Shares Acquirable Within 60 Days (4)(3)	Total Shares	Percent of Class Beneficially Owned (5)
Robert Sands (6)	7,005,071		4.2%		22,746,786	97.6%	547,130	1,148,622	1,695,752	73.8%
Richard Sands (6)	6,607,701		4.0%		22,784,136	97.7%	570,427	1,816,636	2,387,063	80.5%
William A. Newlands	15,350		*	(7)	—	*	—	44,976	44,976	3.8%
David Klein	45,505		*	(7)	—	*	—	92,163	92,163	7.4%
F. Paul Hetterich (8)	64,142		*	(7)	—	*	—	159,663	159,663	12.2%
Christopher Stenzel (9)	30,638		*		—	*	—	—	—	*
Jennifer M. Daniels	362		*	(7)	—	*	—	805	805	*
Jerry Fowden	17,417		*	(7)	—	*	—	30,405	30,405	2.6%
Barry A. Fromberg	18,240		*	(7)	—	*	14,175	28,490	42,665	3.6%
Ernesto M. Hernández	1,515		*	(7)	—	*	—	6,101	6,101	*
Susan Somersille Johnson	925		*	(7)	—	*	—	2,056	2,056	*
James A. Locke III	39,000		*	(7)(10)	264	*	10,447	28,490	38,937	3.3%
Daniel J. McCarthy	2,148		*	(7)	—	*	—	4,495	4,495	*
Judy A. Schmeling	3,759		*	(7)	—	*	—	10,157	10,157	*
Keith E. Wandell	3,326		*	(7)	—	*	—	13,675	13,675	1.2%

All Executive Officers and Directors as a Group (17 persons) (11)	7,426,795	(11)	4.4	%(11)	22,784,400	97.7%	1,142,179	3,505,414	4,647,593	99.8%

*	Percentage does not exceed one percent (1%) of the outstanding shares of such class.

(1)

The numbers and percentages reported with respect to Class A Stock do not take into account shares of Class A Stock that can be received upon the conversion of Class 1 Stock owned as of May 10, 2019, or that can be purchased by exercising stock options that are exercisable on or within sixty (60) days after May 10, 2019 (the “Class 1 Option Shares”, and together with the Class 1 Stock owned as of May 10, 2019, the “Class 1 Shares”). These shares are not taken into account because, in accordance with the Company’s certificate of incorporation, any shares of Class A Stock issued upon conversion of shares of Class 1 Stock must be sold immediately in connection with the conversion and, therefore, cannot be held by the beneficial owner of the Class 1 Shares. However, the numbers of shares and percentages of ownership taking into account the shares of Class A Stock that can be received upon the conversion of Class 1 Shares are provided in footnotes where appropriate.

(2)

The number of shares of Class A Stock reported reflects the shares of Class A Stock outstanding for each individual, as well as for the Executive Officers and Directors as a Group, as of May 10, 2019; none of them have shares acquirable within sixty (60) days after May 10, 2019.

(3)

Excludes shares that would be acquirable within sixty (60) days after May 10, 2019 upon a retirement, as that term is defined under the Company’s Long-Term Stock Incentive Plan. In light of their respective ages and years of service at the Company, Mr. Robert Sands and Mr. Richard Sands would meet the Plan’s eligibility requirement for voluntary retirement. As such, certain equity granted under the Plan would vest upon a retirement and additional stock options would be acquirable within sixty (60) days after May 10, 2019. The additional number of shares that each such person can acquire within sixty (60) days after May 10, 2019 upon a voluntary retirement and the corresponding percentages of ownership are provided in footnotes where appropriate.

(4)	Reflects the number of shares of Class 1 Stock that can be purchased by exercising stock options that are exercisable on or within sixty (60) days after May 10, 2019.

(5)

In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, the percentages reported with respect to Class 1 Stock are calculated on the basis that (i) the relevant director, executive officer or group holds the shares of Class 1 Stock that such director, executive officer or group can purchase by exercising Class 1 Option Shares, and (ii) the only outstanding shares of Class 1 Stock are the shares deemed to be held by such director, executive officer or group, as applicable, and the 1,149,714 shares of Class 1 Stock outstanding as of May 10, 2019. The high percentages reported for each director, executive and group are a function of the small number of shares of Class 1 Stock outstanding as of May 10, 2019 and this calculation methodology.

(6)

See tables and footnotes under the heading “Beneficial Ownership of More Than 5% of the Company’s Voting Common Stock” for information with respect to sole and shared voting or dispositive power and for the numbers and percentages of shares of Class A Stock that would be beneficially owned if Class 1 Shares were included in the number of shares of Class A Stock beneficially owned and assuming the conversion of Class B Stock into Class A Stock. Of the number of shares reported, 6,457,825 shares of Class A Stock and 22,746,786 shares of Class B Stock are included in the numbers reported by both Robert Sands and Richard Sands. Of the shares reported as beneficially owned by Robert Sands as of May 10, 2019, 4,365,236 shares of Class A Stock and 8,920,000 shares of Class B Stock were pledged, and of the shares reported as beneficially owned by Richard Sands as of May 10, 2019, 4,365,236 shares of Class A Stock and 8,920,000 shares of Class B Stock were pledged. All of the shares described as pledged are pledged under the facilities described in footnote (10) to the table under the heading “Beneficial Ownership of More Than 5% of the Company’s Voting Common Stock.”

(7)

If the shares of Class A Stock that can be received upon the conversion of the named individual’s Class 1 Shares were included in the shares of Class A Stock beneficially owned by the individual, the individual would beneficially own the shares of Class A Stock as noted below, which for each individual represents less than one percent (1%) of the outstanding Class A Stock: Mr. Newlands – 60,326; Mr. Klein – 137,668; Mr. Hetterich – 223,805; Ms. Daniels—1,167; Mr. Fowden – 47,822; Mr. Fromberg – 60,905; Mr. Hernández – 7,616; Ms. Johnson – 2,981; Mr. Locke – 77,937; Mr. McCarthy – 6,643; Ms. Schmeling – 13,916; and Mr. Wandell – 17,001.

(8)

The reported shares include 1,336 shares of Class A Stock held for the benefit of Mr. Hetterich’s children. The reporting of these shares as beneficially owned by Mr. Hetterich shall not be construed as an admission that Mr. Hetterich is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. Amounts reflected in the table above do not include 21,046.856 shares of Class A Stock owned directly, or indirectly, by Mr. Hetterich’s spouse. Mr. Hetterich disclaims beneficial ownership of such shares.

(9)	Mr. Stenzel left the Company on February 1, 2019.

(10)

Assuming the conversion of Mr. Locke’s 264 shares of Class B Stock into Class A Stock, Mr. Locke would beneficially own 39,264 shares of Class A Stock (or 78,201 shares of Class A Stock if the shares of Class A Stock that can be received upon the conversion of Mr. Locke’s Class 1 Shares were included), representing less than one percent (1%) of the outstanding Class A Stock after such conversion.

(11)

This group consists of our executive officers and directors as of May 10, 2019; therefore, Christopher Stenzel is not included in this group. Also includes 2,392 shares of Class A Stock held by a family trust, of which a member of this group is a co-trustee. Assuming the conversion into Class A Stock of a total of 22,784,400 shares of Class B Stock beneficially owned as of May 10, 2019 by such executive officers and directors as a group, this group would beneficially own 30,211,195 shares of Class A Stock, representing 15.9% of the outstanding Class A Stock after such conversion. Additionally, as discussed in footnote (3), within sixty (60) days after May 10, 2019, two members of this group could potentially acquire shares of Class 1 Stock (through additional Class 1 Option Shares). If the total of all such shares are included in this group’s reported shares, and if the shares of Class A Stock that can be received upon the conversion of this group’s Class 1 Shares were included in the shares of Class A Stock beneficially owned by this group of executive officers and directors, this group would beneficially own (i) 12,107,715 shares of Class A Stock, representing 7.0% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by this group were not converted, and (ii) 34,892,115 shares of Class A Stock, representing 17.9% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by this group were converted.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of our Class A Stock or Class B Stock, each a registered class of equity securities, to file with the SEC reports of ownership and changes in ownership of our equity securities. Based upon review of such reports and related information, we believe all filing requirements were complied with in a timely manner during fiscal 2019, except that James A. Sabia, Jr., an executive officer, inadvertently had one late Form 4 filing involving one transaction.

Certain Relationships and Related Transactions

Transactions with Related Persons

During fiscal 2019, based on arm’s-length negotiations, WildStar Partners LLC, an entity which is indirectly owned by Richard Sands and Robert Sands, as well as Abigail Bennett and Zachary Stern, who are significant stockholders and the niece and nephew, respectively, of Robert Sands and Richard Sands, paid us a total of $213,473 for the use of certain office space and administrative services at our Victor, New York headquarters.

Policy Regarding Related Person Transactions

The Board and the Corporate Governance Committee have adopted a written policy providing that all related person transactions or series of similar transactions required to be disclosed pursuant to SEC Regulation S-K Item 404(a) must be presented to the Corporate Governance Committee of the Board for pre-approval or ratification. The policy requires each of our (i) directors or director nominees, (ii) executive officers, and (iii) security holders known by the Company to own of record or to beneficially own more than 5% of any class of our voting securities to notify the General Counsel promptly and, whenever possible, in advance of the occurrence of any potential related person transaction in which such person is directly or indirectly involved.

The General Counsel is responsible for reviewing all potential related person transactions and taking reasonable steps to ensure that all related person transactions requiring disclosure under Regulation S-K Item 404(a) are presented to the Corporate Governance Committee for pre-approval or ratification by members of the committee in their discretion at the committee’s next regularly scheduled meeting or, if deemed appropriate, by consent in lieu of a meeting. No director may engage in a vote to pre-approve or ratify any related person transaction in which he or she or any member of his or her immediate family has a material interest; provided, however, that such director must provide any information concerning such related person transaction that the Corporate Governance Committee may reasonably request. If a potential related person transaction involves the General Counsel, the Chief Financial Officer would assume the responsibilities of the General Counsel under the policy with respect to that transaction.

The Corporate Governance Committee may consider all factors it deems relevant when determining whether to approve or ratify a related person transaction. In the context of evaluating potential transactions, the Corporate Governance Committee may consider, among other factors, the nature of the transaction and the related person’s interest in the transaction, the size of the transaction, whether we are able to engage in a comparable transaction with an unaffiliated party on more favorable terms, the benefit of the transaction to us, and the impact of the transaction on the related person. We are not aware of any related person transaction required to be reported under Regulation S-K Item 404(a) since the beginning of fiscal 2019 that has not been pre-approved or ratified pursuant to this policy.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, Mr. Fowden served as Chair of the Human Resources Committee and Messrs. Hanson, Hernández, and Wandell and Ms. Johnson served as committee members. None of these individuals were an officer or employee of the Company during or prior to fiscal 2019. None of our executive officers served on the compensation committee or the board of directors of any company that had one or more of its executive officers serving as a member of our Human Resources Committee or Board during fiscal 2019.

AUDIT MATTERS

Proposal 2 – Ratification of the Selection of KPMG LLP

as Independent Registered Public Accounting Firm

On April 2, 2019, the Audit Committee determined to engage KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending February 29, 2020. Although ratification by stockholders of this selection is not required, the selection of KPMG LLP as our independent registered public accounting firm will be presented to the stockholders for their ratification at the Meeting as a matter of good corporate governance. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider its choice, but may nevertheless retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders. A representative of KPMG LLP is expected to be present at the Meeting and will be given an opportunity to make a statement if he or she so desires and will be available to respond to any appropriate questions.

Fees Paid to KPMG LLP

The following table shows the amounts that were billed to us by KPMG LLP during the last two fiscal years for “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees,” respectively:

Fee Type	Fiscal Year Ended February 28, 2019 ($)	Fiscal Year Ended February 28, 2018 ($)
Audit Fees	7,619,692	7,076,304
Audit-Related Fees	166,292	145,822
Tax Fees	5,644	9,663
All Other Fees	—	—

Total	7,791,628	7,231,788

Audit Fees. These amounts relate to the annual audit of our consolidated financial statements included in our Annual Reports on Form 10-K and annual audit of the effectiveness of our internal control over financial reporting, quarterly reviews of interim financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. These amounts relate to professional services for audits of employee benefit plans and unconsolidated investments.

Tax Fees. These amounts relate to professional services for tax audits and compliance, and tax advice.

All Other Fees. No additional services were provided by KPMG LLP to the Company for the last two fiscal years.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services that may be provided by our independent registered public accounting firm. The committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG LLP prior to the engagement. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated to its Chair authority to pre-approve proposed audit and non-audit services that arise between Audit Committee meetings, provided that the decision to approve the service is presented at the next scheduled Audit Committee meeting. All audit and non-audit services performed by KPMG LLP during the fiscal years ended February 28, 2019 and February 28, 2018 were pre-approved in accordance with this policy. These services have included audit services, audit-related services, and tax services. The Audit Committee did not pre-approve any other products or services that did not fall into these categories, and KPMG LLP provided no other products or services during the past two fiscal years.

Vote Required

The adoption of Proposal 2 to ratify the selection of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to this proposal, holders of Class A Stock and holders of Class B Stock will vote together as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 29, 2020. Unless you properly direct otherwise, the shares represented by your proxy, if properly submitted and not revoked, will be voted FOR such proposal.

Audit Committee Report

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this Proxy Statement by reference and shall not otherwise be treated as filed under the federal securities laws.

The Audit Committee of the Board provides oversight to our financial reporting process through periodic meetings with our independent registered public accounting firm, internal auditors, and management. Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee, in carrying out its role, relies on our senior management and independent registered public accounting firm.

In connection with the preparation and filing of our 2019 Form 10-K, the Audit Committee met, reviewed, and discussed with our management and with KPMG LLP, our independent registered public accounting firm, our audited financial statements and related disclosures and KPMG LLP’s evaluation of our internal control over financial reporting. Also, the Audit Committee discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301: Communications with Audit Committee relating to communications with audit committees.

In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding communications with audit committees concerning independence. The Audit Committee also has discussed with KPMG LLP the independence of that firm as our independent registered public accounting firm. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to us is compatible with KPMG LLP’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that our audited financial statements be included in our 2019 Form 10-K for filing with the SEC.

Audit Committee:

Judy A. Schmeling (Chair)

Jennifer M. Daniels

Barry A. Fromberg

Daniel J. McCarthy

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, focuses on our executive compensation philosophy, the elements of our executive compensation program, and the factors that were considered in making compensation decisions for our named executive officers during fiscal 2019. For fiscal 2019, our named executive officers are as follows:

Name	Title

Robert Sands	Chief Executive Officer

Richard Sands	Executive Chairman of the Board

William A. Newlands	President and Chief Operating Officer

David Klein	Executive Vice President and Chief Financial Officer

F. Paul Hetterich	Executive Vice President and President, Beer Division

Christopher Stenzel(1)	Former Executive Vice President and President, Wine & Spirits Division

(1)	Mr. Stenzel served as our Executive Vice President and President of our Wine & Spirits Division through February 1, 2019.

The titles used in this CD&A for the named executive officers listed above reflect their positions as of the end of fiscal 2019. Effective March 1, 2019, Mr. Newlands was appointed as the Company’s President and Chief Executive Officer, Mr. Robert Sands assumed the role of Executive Chairman of the Board, and Mr. Richard Sands assumed the role of Executive Vice Chairman of the Board. Additional information on this leadership transition is provided earlier in this Proxy Statement under the subheading “Board Leadership Structure” and also later in this CD&A under the subheading “Other Compensation and Governance Actions in Fiscal 2019.”

Executive Summary

Business Highlights

In fiscal 2019, Constellation generated record operating cash flow of approximately $2.2 billion. We also achieved a 7% growth rate for net sales as compared to our fiscal 2018 performance. These results were driven by our beer business, which continued to achieve strong commercial, financial, and operational results.

Our beer business executed on its strategy of leading the high-end U.S. beer industry with strong commercial sales growth fueled by the continued success of our iconic Corona and Modelo brand families. The growth of the Corona brand family was bolstered by successful launches of Corona Premier and Corona Familiar, and Modelo Especial continued to be one of the fastest growing major imported beer brands.

Our wine and spirits business captured growth from our powerful portfolio of higher-end brands, capitalizing on the consumer-led premiumization trends that are driving virtually all the category growth in the U.S. wine market. Some of our powerful higher-end wine brands with unique and strong market positions include The Prisoner, Kim Crawford, Meiomi, Robert Mondavi, and Schrader. Innovation efforts were focused on positioning us to benefit from the consumer-led trend towards premiumization, and paid off with successes like 7 Moons, Robert Mondavi Private Selection Rum Barrel Aged Merlot, and Cooper & Thief Barrel Aged Cabernet, all of which exceeded our expectations. In April 2019, we announced the divestiture of a portion of our lower-end wine and spirits portfolio and related facilities.

Although our stock price declined approximately 22% during fiscal 2019, our longer-term stock price performance continues to be strong. Our stock price appreciated 105% over the five-year period through the end of fiscal 2019 (compared to 46% for the S&P 500 over that same period). For fiscal 2019, we delivered solid Net Sales, comparable earnings before interest and taxes, or Comparable EBIT, and free cash flow, or FCF, as compared to our actual fiscal 2018 results. As compared to our fiscal 2019 operating plan, our beer business performed well considering a challenging cost environment, and the wine and spirits business underperformed primarily due to product weakness in declining, lower-end product categories, resulting in the following consolidated performance figures:

Performance Measures(1)	Fiscal 2019 Operating Plan ($ millions)	Fiscal 2019 Performance ($ millions)	Fiscal 2019 Performance as a % of Fiscal 2019 Plan	Fiscal 2019 Performance as a % of Fiscal 2018 Performance
Comparable EBIT	2,671.1	2,632.9	98.6%	105.0%

Net Sales	8,193.4	8,116.0	99.1%	107.0%

Free Cash Flow	1,250.0	1,360.0	108.8%	155.6%

(1)

Comparable EBIT, Net Sales, and FCF are defined below under “Company Performance.” Comparable EBIT and FCF are non-GAAP measures and a reconciliation of Comparable EBIT and FCF to GAAP measures with respect to fiscal 2018 and fiscal 2019 are set forth in Appendix 1.

Strong FCF generation provided financial flexibility that enabled us to make value-creating investments, maintain our investment grade debt rating, return more than $1 billion to stockholders through a combination of dividends and share repurchases, and increase our cash dividends for fiscal 2019 by more than 42% as compared to fiscal 2018. In November of 2018, we completed an investment of approximately $4 billion in Canopy, a world-leading diversified cannabis company, to significantly expand our strategic relationship to position Canopy as the global leader in cannabis branding, intellectual property, production and retailing.

How Company Performance Affects Compensation

Our executive compensation program consists of base salary, short-term cash incentive bonuses, long-term equity incentives, and perquisites and other benefits. We demonstrate our pay-for-performance philosophy through our short-term cash incentive bonuses and long-term equity incentives, which tie the compensation of our named executive officers directly to the performance of our Company and its Class A Stock. We believe the following attributes of our short-term cash incentive bonus program and our long-term equity incentives provide a strong link between executive compensation and Company performance:

•

A meaningful portion of target total direct compensation (consisting of base salary, target short-term cash incentive bonus, and grant date fair value of long-term equity incentive awards) for our named executive officers is at risk and dependent on the Company’s financial performance and absolute and relative stock price performance;

•

Our short-term cash incentive bonuses for fiscal 2019 rewarded executives for the Company’s performance in certain key financial metrics—Comparable EBIT, Net Sales, and FCF—as compared to our fiscal 2019 operating plan;

•

At least 75% of our fiscal 2019 annual long-term equity incentives were issued in two forms: (1) stock options, which will only have value if the price of our Class A Stock increases following the grant date; and (2) performance share units, or PSUs. The vesting of our annual PSU incentives is dependent upon the total stockholder return, or TSR, delivered by the Company over a three-year performance period covering fiscal 2019-2021 relative to companies in the S&P 500 Index; and

•

In addition to the relative TSR PSUs granted to certain of our named executive officers, the Committee enhanced the pay-for-performance linkage of our executive compensation program by implementing a supplemental net debt leverage ratio special incentive program in fiscal 2019 for our named executive officers other than Messrs. Robert Sands and Richard Sands.

Key Executive Compensation Actions During Fiscal 2019

Base Salaries: For fiscal 2019, the Human Resources Committee of the Board of Directors, referred to in this CD&A as the Committee, approved base salary increases for our named executive officers. Those base salary adjustments consisted of 3.0% increases for Messrs. Robert Sands and Richard Sands, a 13.3% increase for Mr. Newlands, 14.3% increases for Messrs. Klein and Hetterich, and a 9.5% increase for Mr. Stenzel. The increases for Messrs. Robert Sands and Richard Sands were consistent with the base salary increases across the Company more broadly. The increases for Messrs. Klein, Hetterich, and Newlands were based on the Committee’s assessment of their position, scope of responsibility, maturation in their respective role or promotion to an enhanced role, current salary level, and a review of external market data.

Short-Term Cash Incentive Bonus Structure: On March 27, 2018, the Committee made the following decisions regarding the fiscal 2019 short-term cash incentive bonus structure:

•	retained Comparable EBIT, Net Sales, and FCF as the performance criteria to be used to determine short-term cash incentive bonus payments;

•	confirmed that at least threshold Comparable EBIT performance must be achieved in order for the approval of any fiscal 2019 short-term cash incentive bonus payouts to our named executive officers;

•

increased the short-term cash incentive bonus target as a percentage of base salary for Mr. Newlands from 95% to 100% to reflect the expansion of his role as our President and Chief Operating Officer and the corresponding increase in accountability for our operating results; and

•	established the following target percentages for the fiscal 2019 short-term cash incentive program:

Fiscal 2019 Short-Term Cash Incentives

Short-Term Cash Incentive Bonus Results: After the conclusion of fiscal 2019, the Committee reviewed our performance and approved cash bonus payments to our named executive officers. For fiscal 2019, Company performance approximated the target operating goals for Net Sales and Comparable EBIT performance and exceeded the target operating goal for FCF performance under our fiscal 2019 short-term cash incentive bonus program. Based on those fiscal 2019 results, named executive officers received short-term cash incentive bonus payments under our stockholder-approved Long-Term Stock Incentive Plan at approximately 92% of the target award levels set by the Committee for fiscal 2019. The relevant performance and related payouts are discussed below under the heading “Short-Term Cash Incentive Bonuses.”

Long-Term Equity Incentives: The Committee calculated the target value of the fiscal 2019 long-term equity incentives granted on April 23, 2018 as a specified percentage of each officer’s base salary. For Mr. Newlands, the Committee increased the long-term equity incentive target as a percentage of base salary from 250% to 275% to reflect the expansion of his role as our President and Chief Operating Officer. The target values for our named executive officers are set forth below:

Fiscal 2019 Long-Term Equity Incentives

Each named executive officer’s long-term equity incentives were provided 50% in stock options, 25% in restricted stock units, or RSUs, and 25% in PSUs, with the exception of Mr. Richard Sands who continued to receive his entire equity award in the form of stock options given his focus on long-term strategic issues. For the PSUs granted on April 23, 2018, the applicable performance measure is our TSR performance for the three-year period covering our 2019, 2020 and 2021 fiscal years relative to the companies included in the S&P 500 Index. The Committee believes these PSUs enhance the linkage between executive compensation and stockholder value creation. Any payouts of these PSUs will be further conditioned on the satisfaction of a service vesting requirement, which generally requires continued service with us until May 1, 2021 to receive shares in settlement of earned PSUs.

In April 2019, the Committee reviewed our results for the fiscal 2017-2019 performance period for purposes of certifying performance pursuant to our fiscal 2017 PSU awards granted in April 2016. In April 2019, the Committee certified TSR achievement for these PSU awards at the 29th percentile relative to the S&P 500 resulting in a payout of approximately 37% of the target award levels set by the Committee at the time of those grants, as described below under the heading “Long-Term Equity Incentive Awards.”

Net Debt Leverage Ratio Special Incentive Program: The Committee also adopted a supplemental performance-based stock incentive program in fiscal 2019 for our executive officers, other than Mr. Robert Sands and Mr. Richard Sands. The purpose of this incentive program is to ensure that our leadership team continues to drive the performance of our core business, while also providing the necessary resources to support our significant investment in Canopy and provide it with the velocity to achieve its strategic initiatives during a critical period in the cannabis industry. This program incentivizes our leadership to drive the performance of both companies through effectively managing our financial performance and also maximizing the value creation of our significant investment in Canopy.

No shares are earned under this program unless certain targets are met regarding a reduction in the Company’s net debt leverage ratio and the achievement of a threshold level of earnings performance from our investment in Canopy. The threshold Canopy earnings performance requirement is tied to the Company’s strategic plan for the Canopy investment. The combined requirement to achieve a net debt leverage ratio reduction target and a threshold level of earnings performance from the Canopy investment was viewed by the Committee as challenging based on the anticipated size of the legal cannabis opportunity in Canada, as well as the uncertainties in the emerging global cannabis industry.

The maximum number of shares earned under the program is 150% of target, and the actual number earned depends on the achievement of certain objectives related to our net debt leverage ratio for fiscal 2022. Specifically, the number of shares that would vest on May 1, 2022 is based on the following net debt leverage ratio performance:

	Forfeiture Condition	Target Performance	Maximum Performance
Net Debt Leverage Ratio for fiscal 2022	Greater than 2.6x	2.6x	2.1x or less

PSU Payout as Percentage of the Target Award	0%	100%	150%

There is a linear interpolation of payout between 100% and 150% for any fiscal 2022 leverage ratio achieved between 2.6x and 2.1x. Awards are also forfeited if the threshold Canopy earnings performance is not achieved.

The award values for the named executive officers were determined based on the level of influence and stewardship over both the core business performance and value creation initiatives designed to maximize the Canopy investment. The named executive officers who are eligible, as well as the target and maximum number of shares that they may earn under this program, are set forth below. Mr. Stenzel forfeited his award under this program in connection with his departure.

Name	Award Value at Target ($)	Shares at Target (#)	Shares at Maximum (#)
William A. Newlands	3,500,133	17,424	26,136
David Klein	3,500,133	17,424	26,136
F. Paul Hetterich	2,000,162	9,957	14,936
Christopher Stenzel	2,000,162	9,957	14,936

Compensation Program Governance

The list below highlights our compensation program governance policies and practices, which are designed to drive Company performance and serve the long-term interests of our stockholders.

•	All elements of executive compensation are required to be approved by the Committee, which is comprised of individuals who qualify as independent directors under NYSE Listing Rules;

•	We have adopted robust stock ownership guidelines (6x salary for our Chief Executive Officer, President, Executive Chairman of the Board, and Executive Vice Chairman of the

Board, and 3x salary for all other executive officers) that we believe align management and stockholder interests;

•	We prohibit hedging by executive officers and directors using derivative securities involving our stock;

•

We establish a meaningful connection between executive compensation and performance by ensuring that a majority of named executive officer compensation is at risk in the form of short-term cash incentive compensation or long-term equity incentive awards;

•	The Committee has retained an external, independent compensation consultant to advise it regarding executive compensation matters;

•

We do not pay dividends on any unvested RSUs or unearned PSUs (including the net debt leverage ratio performance awards). Dividend equivalents are only payable on such awards to the extent the awards ultimately vest and are earned;

•

We have a formal clawback policy that applies to our short-term cash incentive bonuses and our long-term equity incentives delivered in the form of PSUs (including the net debt leverage ratio performance awards), as described below under the subheading “Clawback Rights and Prohibition Against Hedging”; and

•	Equity awards made starting in April 2017 do not automatically vest upon a change-in-control, but instead vest upon a qualifying termination within a specified period following a change-in-control.

Say-on-Pay Vote

At our 2018 Annual Meeting of Stockholders, we conducted an advisory vote to approve the compensation of our named executive officers as disclosed in the 2018 Proxy Statement (a “say-on-pay” vote). Our stockholders approved our named executive officer compensation at that time, with approximately 97% of the vote being cast in favor of approval. The Committee believes that the vote confirms that our compensation philosophy is sound and our objective of linking our executives’ compensation to achieving operational goals and generating stockholder value is effective. We view this level of support as an affirmation of our current pay practices. The Committee will continue to consider the outcome of our say-on-pay votes in future executive compensation decisions.

Philosophy and Objectives

We operate in a highly competitive, complex, and international business environment. Our executive compensation program is designed to support our sustainable, long-term success by attracting, motivating, and retaining key executives. The program achieves that objective by providing a compensation package that is competitive with the pay practices of companies of comparable size, status, and industry or business model.

The compensation program for our named executive officers consists of fixed compensation (base salary), variable compensation (short-term cash incentive bonus and long-term equity incentives), and certain perquisites and other benefits. We have designed the elements of executive compensation to operate together in a manner that seeks to reward our named executive officers for their respective abilities and day-to-day service, achievement of annual goals and financial targets, and contributions toward enhancing long-term stockholder value.

We believe that the overall design of our executive compensation program has provided the intended results. We continue to periodically review the program elements in an effort to maintain or improve the alignment of the executive compensation program with our strategic priorities and with our performance. We also believe our compensation is market competitive and has resulted in the attraction and retention of executives who have contributed to, and will continue to contribute to, our future success. Finally, we believe the program creates a strong linkage between pay and performance through our short-term cash incentive bonus program and long-term equity incentives such that executives will receive higher compensation in our more successful periods and lower compensation during less successful periods.

How Executive Compensation is Established

The Committee discharges the Board’s responsibilities relating to executive compensation, including the annual review and approval of named executive officer compensation. Management personnel within our Human Resources Department support the Committee in its work. Executive officers may make recommendations and provide information to, and answer questions from, the Committee as the Committee fulfills its responsibilities regarding executive compensation. However, none of our named executive officers make recommendations directly to the Committee regarding their own compensation. The Committee will review and approve, or recommend that the Board approve, as appropriate, each element of compensation for our Chief Executive Officer and each other named executive officer.

Independent Compensation Consultant

The Committee directly engaged FW Cook as its independent compensation consultant for fiscal 2019. FW Cook assisted with the Committee’s review and analysis of executive compensation, including providing information on executive compensation trends and regulatory developments. FW Cook also provided data and advice related to peer group and general executive compensation survey data, which the Committee used as a market check in connection with compensation decisions. Those decisions included base salary adjustments, adjustments to targets for short-term cash incentive bonuses and long-term equity incentives, and Committee deliberations on other elements of executive compensation during fiscal 2019. As discussed above under the subheading “The Role of the Compensation Consultants,” the Committee has considered the independence of FW Cook and, based on such review, has not identified any conflicts of interest regarding the services of FW Cook or its employees.

Peer Group

The Committee evaluates each element of our executive compensation program. Its evaluation may include comparing our practices against those of a specific peer group of consumer products companies. The peer group considered for the Committee’s key fiscal 2019 compensation decisions for our named executive officers (including January and April 2018 actions to set base salaries, and target percentages for short-term cash incentive bonuses and long-term equity incentives) was established by the Committee in October 2017. In establishing this peer group, the Committee worked with FW Cook and sought to ensure that the group consisted of companies of appropriate size, type, and complexity. The Committee accomplished this by: (i) reviewing metrics such as gross revenues (targeting companies with gross revenues between 0.4 and 2.5 times those of the Company), market capitalization (targeting companies with market capitalizations between 0.33 and 3.0 times that of the Company) and profit margin structure; (ii) considering whether the potential peers were competitors for executive talent or investor capital; (iii) considering whether the potential peers were a “peer-of-peers” (a common member of the peer groups of the Company’s peer group companies); and (iv) assessing the overall reasonableness of designating a particular potential peer as a member of the Company’s peer group.

Based on that review in October 2017, and the continued reasonableness of the current peer group companies from an overall size and business comparability standpoint, the Committee elected to maintain the existing peer group. The executive compensation peer group for compensation decisions effective in fiscal 2019 consisted of the following eighteen companies, which emphasize companies in the consumer goods industry, with a focus on companies in the beverage alcohol industry and/or those that are involved in managing and marketing premium brands:

Fiscal 2019 Peer Group

• Brown-Forman Corporation	• Hershey Company (The)

• Campbell Soup Company	• J. M. Smucker Company (The)

• Clorox Company (The)	• Kellogg Company

• Colgate-Palmolive Company	• McCormick & Company, Incorporated

• Conagra Brands, Inc.	• Mead Johnson Nutrition Company

• Diageo plc	• Molson Coors Brewing Company

• Dr Pepper Snapple Group, Inc.	• Monster Beverage Corporation

• Estée Lauder Companies Inc. (The)	• Reynolds American Inc.

• General Mills, Inc.	• Starbucks Corporation

FW Cook presented information to the Committee in October 2017 indicating that our revenues were between the 25th percentile and the median, and our market capitalization approximated the 75th percentile, in each case, of these peer group companies.

In addition to its review of peer group executive compensation data, the Committee may receive general executive compensation survey data when insufficient peer group data is available for a specific executive position or as another means of performing a market check on our overall executive compensation program or on individual components of the program. This information assists the Committee in making well-informed decisions regarding executive compensation matters. Throughout this CD&A, the peer group and other survey data is referred to as “applicable market data.”

Compensation of Named Executive Officers

The Committee reviews the executive compensation program at least annually, with awards and adjustments generally being made each April. Compensation decisions may be made at other times of the year in the case of promotions, new hires, or changes in responsibilities. In making these determinations, the Committee may consider Company performance, the individual performance of a named executive officer, information from FW Cook, and recommendations from management. As part of this process, the Committee may also review tally sheets comparing current and proposed base salaries, short-term cash incentive bonuses, and long-term equity incentives.

Named Executive Officers other than the Executive Chairman of the Board

The Committee generally believes that the amount of target annual cash compensation (consisting of base salary and target short-term cash incentive bonus) awarded to our named executive officers should approximate the median of the applicable market data. While this is true for our executives as a whole, target annual cash compensation for individual executives may exceed or fall short of the median. These variations may occur due to the specific expertise of an executive, the complexity or criticality of the business managed by the executive, an executive’s tenure in the role, changes in job duties, and internal pay equity considerations.

The data shared with the Committee by FW Cook in January 2018 indicated that the compensation of our named executive officers was reasonably aligned with the Committee’s philosophy of approximating the median for target annual cash compensation, with positioning aligned with the median of the peer group data and approximating the 75th percentile of the survey data. Even though the Committee does not have a stated positioning for target total direct compensation, the data shared by FW Cook indicated that the target total direct compensation of our named executive officers in the aggregate approximated the median of the peer group data.

Following the Committee’s executive compensation actions for fiscal 2019 (including January and April 2018 actions to set base salaries, and target percentages for short-term cash incentive bonuses and long-term equity incentives), the target total direct compensation for Mr. Robert Sands and Mr. Hetterich was positioned in the median range of the applicable market data. The target total direct compensation for Mr. Klein for fiscal 2019 was positioned slightly above the median of the applicable market data, which the Committee felt appropriately reflected his strong performance and his highly versatile leadership skills. The target total direct compensation for Mr. Newlands for fiscal 2019 approximated the 75th percentile of the applicable market data, which the Committee felt appropriately reflected his experience, qualifications, and expanded responsibilities as our Chief Operating Officer. The Committee believed that these compensation changes were appropriately aligned with the growth of the Company and the leadership transition that was under consideration at that time. The target total direct compensation for Mr. Stenzel for fiscal 2019 continued to be positioned below the median range of the applicable market data, which the Committee believed was appropriate while reflecting incremental growth towards the market median range.

In order to align the interests of our named executive officers with those of our stockholders, the Committee allocates a majority of target total direct compensation for our named executive officers to performance-based awards in the form of short-term cash incentive bonuses and long-term equity incentive awards. However, other than the fact that the target level of the short-term cash incentive bonuses and long-term equity incentive awards are each expressed as a percentage of base salary, the Committee does not have a policy regarding the specific allocation of compensation between short-term and long-term compensation or between cash and non-cash compensation.

The Committee places a greater emphasis on long-term equity incentive awards in our executive compensation program, and on stock options and PSUs in particular, as it believes this drives our named executive officers to focus on our guiding objective of long-term stockholder value creation.

Compensation of the Executive Chairman of the Board

During fiscal 2019, Mr. Richard Sands served as our Executive Chairman of the Board and a member of management. Like all board chairs, Mr. Sands is responsible for the leadership and governance of our Board of Directors. However, Mr. Sands’ role at the Company is much more extensive than the role of the typical board chair. Mr. Sands has unique depth and breadth of knowledge of the Company, developed over nearly forty years of service. Mr. Richard Sands leverages his extensive experience with our management, operations, and strategic direction in order to help our leadership team focus on directions that drive and accelerate our financial performance growth. He also uses his substantial knowledge regarding the beverage alcohol industry to uncover acquisition, partnership, and investment opportunities to further drive growth.

Based on Mr. Richard Sands’ significant ongoing contribution to the Company, the Committee previously determined that his target total direct compensation (consisting of base salary, target short-term cash incentive bonus, and grant date fair value of equity incentive awards) should generally approximate 85% of the Chief Executive Officer’s target total direct compensation. The Committee believes that this level of compensation reflects his responsibilities and contributions. The Committee received data from FW Cook in January 2018 indicating that the application of this 85% ratio to the Chief Executive Officer’s target total direct compensation resulted in compensation for Mr. Sands that was near the 75th percentile of the applicable market data. The Committee granted Mr. Sands equity awards in the form of stock options, reflecting the Committee’s belief that stock options provide a strong link to the creation of long-term stockholder value and appropriately reflect the strategic nature of his role and his significant equity interest in the Company.

Elements of Compensation and Analysis of Compensation Decisions

Pay Mix

The Committee believes that a significant portion of each named executive officer’s target total direct compensation should be at risk in order to align the interests of our officers with those of our stockholders. Based on fiscal 2019 target total direct compensation, 84% of our Chief Executive Officer’s target total direct compensation and, on average, 78% of the target total direct compensation of our other named executive officers was at risk in the form of short-term cash incentive bonuses and long-term equity incentives. The pay mix of the compensation actually earned by our named executive officers could be different than this pay mix, depending on the level of achievement of the performance metrics applicable to such at risk components.

Base Salary

We set base salary levels for our named executive officers to provide current, predictable compensation for their day-to-day services, taking into account their individual roles and responsibilities as well as their respective experience and abilities. We generally seek to pay each of our named executive officers a base salary that is near the median suggested by the applicable market data. The Committee may decide, however, to set an individual named executive officer’s salary at an amount above or below this level based on multiple factors, including those noted in this paragraph.

The Committee considers base salary adjustments annually as part of its comprehensive review of executive compensation matters. The peer group compensation data shared with the Committee by FW Cook in January 2018 indicated that base salaries of our named executive officers, in the aggregate, approximated the median of the peer group. Based on its review of Company and individual performance, market conditions, and peer group compensation data, the Committee took the following actions:

•	The Committee approved an annual base salary increase of approximately 3.0% for each of Messrs. Robert Sands and Richard Sands, which took effect in May 2018.

•

In connection with his appointment to the role of President and Chief Operating Officer, the Committee approved an annual base salary increase for Mr. Newlands from $750,000 to $850,000, effective in March 2018. As part of the Committee’s market validation, it received information that this new base salary was positioned near the 75th percentile of the applicable market data at that time.

•

Due to their strong performance, as part of the leadership transition, as a retention element, and in recognition of their highly versatile leadership skills, the Committee approved annual base salary increases for Mr. Klein and Mr. Hetterich, in each case, from $700,000 to $800,000, effective in May 2018.

•	Based on maturation in his role, the Committee approved an annual base salary increase for Mr. Stenzel from $525,000 to $575,000 effective in May 2018.

The salaries paid to our named executive officers in fiscal 2019 appear in the Salary column of the Summary Compensation Table.

Short-Term Cash Incentive Bonuses

Our named executive officers can earn short-term cash incentive bonuses based on Company performance. The Committee views these bonuses as an integral element of our compensation program.

Annual Management Incentive Program – Fiscal 2019

For fiscal 2019, the Annual Management Incentive Program, or AMIP, served as the primary vehicle for awarding short-term cash incentive bonuses to our named executive officers. For fiscal 2019, the AMIP operated under our stockholder approved Long-Term Stock Incentive Plan, or LTSIP. The Committee administers the AMIP to motivate executive officers to achieve our profit and other strategic goals, and to provide a variable compensation opportunity that is competitive with those of other beverage alcohol, industry-related, or peer companies. We believe these objectives were achieved during fiscal 2019. The Committee awarded bonus payments for fiscal 2019 based on performance that approximated the targets for Net Sales and Comparable EBIT and exceeded the target FCF.

Company Performance

In April 2018, the Committee determined that performance would be measured under the fiscal 2019 AMIP based on a weighted mix of three performance measures: Comparable EBIT, Net Sales, and FCF. Under the fiscal 2019 AMIP, if the Company achieves target performance on all three performance measures, named executive officers would receive short-term cash incentive bonuses equal to 100%

of their respective target awards. In addition, regardless of performance against any of the three performance measures, no short-term cash incentive bonuses would be paid for fiscal 2019 unless the Company attained the threshold Comparable EBIT goal.

The Committee’s goal is to select targets for Comparable EBIT, Net Sales, and FCF that are challenging but achievable, with each target level corresponding to the targeted level of performance under our fiscal 2019 operating plan. The fiscal 2019 operating plan was reviewed with and approved by the Board in April 2018. The target levels of fiscal 2019 Comparable EBIT, Net Sales, and FCF performance were each established in excess of our actual fiscal 2018 performance in support of our growth initiatives. The Committee established Comparable EBIT, Net Sales, and FCF target levels at approximately 106.5%, 108.0%, and 143.0%, respectively, of our actual fiscal 2018 performance.

The following chart sets forth the material terms of our fiscal 2019 AMIP, including: the applicable performance measures and how each measure is defined; the purpose and weighting of each performance measure; and the potential payout at threshold, target, and maximum performance levels.

Performance Measures	Definition(1)	Purpose	Weighting	Fiscal 2019 Targets ($ in millions)	Company Performance(2)		Bonus Payout(2)

Comparable EBIT(3)	EBIT excluding restructuring charges, acquisition-related integration costs and other comparable adjustments. The Committee can also make further adjustments for restructuring and acquisition-related activities that, had they been known at the beginning of the performance period, would have impacted the Company’s plan.	Serves as a measure of our profitability	40%	2,554.5 2,688.9 2,823.3	< 95.0% 95.0% 100.0% 105.0%	Threshold Target Maximum	0% 25% 100% 200%

Net Sales	Net sales less net sales of products of acquired business(es), historical net sales of products which have been disposed of, or historical net sales of a business that has been contributed to a joint venture.	Serves as a measure of our ability to grow market share	40%	7,904.1 8,190.7 8,477.4	< 96.5% 96.5% 100.0% 103.5%	Threshold Target Maximum	0% 25% 100% 200%

FCF	Net cash provided by (used in) operating activities less purchases of property, plant and equipment.	Reflects our ability to generate the cash required to operate the business and pay down debt	20%	1,000.0 1,250.0 1,500.0	< 80.0% 80.0% 100.0% 120.0%	Threshold Target Maximum	0% 25% 100% 200%

(1)

The required performance target for fiscal 2019 Comparable EBIT was reduced in order to remove the impact of the acquisition of Four Corners Brewing Company LLC (“Four Corners”) and the equity in earnings attributable to the Canopy investment. The required performance target for fiscal 2019 Net Sales was increased in order to remove the impact of the acquisition of Four Corners.

(2)	Company performance and bonus payout are each presented as a percentage of target.

(3)

We define EBIT as the sum of our operating income plus income from unconsolidated investments, and we view this as a measure of our profitability. The effects of comparable adjustments that are not reflective of core operations, such as the effects of mergers, acquisitions, divestitures, spin-offs or significant transactions, among other items, are excluded in calculating EBIT for this purpose.

In April 2019, the Committee determined our actual performance against the fiscal 2019 Comparable EBIT, Net Sales, and FCF goals set forth above, which resulted in the payout of short-term cash incentive bonuses at 92.08% of target awards as illustrated in the following chart.

$ in Millions	Fiscal 2019 Actual Results	% of Approved Plan	Fiscal 2019 Bonus Payout %(1)	Weighting	Resulting Weighted % (1)
Comparable EBIT	2,632.9	98.6%	78.55%	40%	31.42%
Net Sales	8,116.0	99.1%	79.64%	40%	31.86%
FCF	1,360.0	108.8%	144.0%	20%	28.80%
					92.08%

(1)	Fiscal 2019 bonus payout percentage and resulting weighted percentage are presented as a percentage of target.

The resulting short-term cash incentive bonus awards paid to our named executive officers for fiscal 2019 are set forth below and also appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Mr. Stenzel forfeited his short-term cash incentive bonus award for fiscal 2019 in connection with his departure.

Name	Target Bonus as a % of Base Salary	Fiscal 2019 Target Bonus ($)	Resulting Weighting %	Actual Fiscal 2019 Bonus ($)

Robert Sands	150%	2,083,073	92.08%	1,918,094

Richard Sands	150%	2,042,597	92.08%	1,880,823

William A. Newlands	100%	846,154	92.08%	779,139

David Klein	95%	734,423	92.08%	676,257

F. Paul Hetterich	85%	657,115	92.08%	605,072

Other Cash Bonus Awards

In addition to any short-term cash incentive bonuses under the AMIP, the Committee has discretion to pay cash bonuses outside of that program. Such payments might be paid to executives, for example, after the closing of a significant acquisition or other transaction or as part of a new hire package. No named executive officer received any discretionary bonus for fiscal 2019.

Long-Term Equity Incentive Awards

Equity Award Granting Process

The Committee awards stock options, RSUs, and PSUs to our named executive officers under our LTSIP. The Committee believes that the granting of these awards to our named executive officers, together with the stock ownership guidelines described below, directly links the value of compensation earned by our named executive officers to the value created for our stockholders. These awards also assist in the retention of our named executive officers as the awards generally vest after a period of approximately three years of employment (in the case of PSUs) or over a period of four years of employment (in the case of stock options and RSUs).

The Committee includes stock options as a significant element of named executive officer compensation. The Committee believes that stock options have a direct link to the creation of stockholder value because stock options have no value unless our stock price increases after the grant date. The Committee grants options to purchase Class 1 Stock to individuals subject to U.S. taxation. As no trading market exists for Class 1 Stock, the fair market value of a share of Class 1 Stock is deemed to be equal to the fair market value of a share of our Class A Stock, unless the Committee determines otherwise. Accordingly, the fair value of all stock option awards under our LTSIP is based on the closing price of our Class A Stock on the date of grant.

The Committee also issues RSUs and PSUs to named executive officers to diversify our mix of equity awards and, in the case of PSUs, to increase the alignment of our equity mix with our peer group and enhance the linkage between executive compensation and performance. Our annual PSU awards result in the delivery of a number of shares based on our performance with respect to a comparison of our TSR performance relative to companies in the S&P 500 Index. All PSU awards relate to our Class A Stock.

The Committee annually considers equity awards to named executive officers at a regularly scheduled meeting, usually in April, at which it also considers equity awards to other eligible employees around the world. The Committee may also grant equity awards at other times, such as at other regularly scheduled meetings of the Committee or in connection with new hires, promotions, or significant business activities.

Named Executive Officer Awards – Fiscal 2019

During fiscal 2019, the Committee granted our named executive officers (other than Mr. Richard Sands) a mix of stock options, RSUs, and PSUs. The chart below reflects the methodology used by the Committee for calculating the total equity target value of the fiscal 2019 equity awards, as well as the percentage allocated to each award type. The equity target percentage was a percentage of each officer’s base salary, and, for this purpose, stock options were valued on a Black-Scholes option-pricing model, RSUs were valued at face value, and PSUs were valued at face value of the target award. Mr. Stenzel forfeited his fiscal 2019 long-term equity incentive awards in connection with his departure.

Name	Equity Target as a % of Base Salary	Equity Target Value ($)	% of Options	% of RSUs	% of PSUs

Robert Sands	400%	5,435,600	50%	25%	25%

Richard Sands	300%	3,997,500	100%	0%	0%

William A. Newlands	275%	2,337,500	50%	25%	25%

David Klein	250%	1,750,000	50%	25%	25%

F. Paul Hetterich	250%	1,750,000	50%	25%	25%

Christopher Stenzel	250%	1,312,500	50%	25%	25%

With respect to the annual PSU awards granted in fiscal 2019, the Committee again determined that it would be appropriate to base the award payouts on relative TSR performance. Specifically, the Committee awarded fiscal 2019 PSUs, the ultimate payout level of which, if any, will depend on our fiscal 2019-2021 TSR performance as compared to the companies in the S&P 500 Index. For these PSUs to vest, a named executive officer must remain employed by the Company until May 1, 2021, subject to earlier vesting at the target level or on a pro-rated basis upon the occurrence of certain events, as set forth under the heading “Potential Payments upon Termination or Change-in-Control” and subheading “Outstanding Equity Awards.” The Committee believes the TSR metric and the three-year performance period aligns the interests of our named executive officers with the interests of our stockholders. Payouts of these PSUs will be determined at the end of fiscal 2021 based on the following performance levels (with performance and payouts between these designated performance levels determined by linear interpolation):

	Threshold Performance Level	Target Performance Level	Maximum Performance Level

TSR Performance vs. Companies in the S&P 500 Index	25th Percentile	50th Percentile	75th Percentile (or higher)

PSU Payout as Percentage of the Target Award	25%	100%	200%

As discussed earlier in this CD&A under the subheading “Net Debt Leverage Ratio Special Incentive Program,” the Committee also approved a supplemental net debt leverage ratio special incentive award to our named executive officers other than Mr. Robert Sands and Mr. Richard Sands. More information concerning fiscal 2019 equity awards can be found in the Summary Compensation Table, the Grants of Plan-Based Awards in Fiscal 2019 table, and the Outstanding Equity Awards at February 28, 2019 table.

In April 2019, the Committee also certified fiscal 2017-2019 performance with respect to PSUs granted in fiscal 2017. The performance criterion associated with the fiscal 2017 PSUs was relative TSR over the three-year performance period from March 1, 2016 through February 28, 2019, which is calculated by comparing the TSR performance of the Company’s Class A Stock to the TSR performance of companies in the S&P 500 Index during the performance period. Based on the Company’s relative TSR performance during fiscal 2017-2019, the Committee certified payment at 37% of target for the PSUs granted in fiscal 2017, as follows:

Performance Criteria	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Final Results

Relative TSR During Fiscal 2017-2019	25th Percentile	50th Percentile	75th Percentile (or higher)	Achieved 29th percentile relative TSR performance resulting in a payout in shares equal to 37% of target payout upon satisfaction of the service vesting requirement on May 1, 2019

More information concerning these PSUs can be found below in the Outstanding Equity Awards at February 28, 2019 table.

Stock Ownership Guidelines

In order to further align the interests of our executive officers with the interests of our stockholders, the Board has established guidelines for the amounts of our common stock that our executive officers should beneficially own. We allow individuals five years in which to reach the applicable ownership guideline. The ownership guidelines can be satisfied by the ownership of stock, unvested restricted stock awards, unvested RSUs, and unvested (but earned) PSUs after the relevant performance period has been completed and the Committee has certified the number of shares that will be issued upon satisfaction of the service requirement. The current guidelines for our executive officers are as follows:

Executive Officers	Stock Ownership Guideline

Executive Chairman of the Board, Executive Vice Chairman of the Board, Chief Executive Officer and/or President	6 times base salary

Executive Vice Presidents	3 times base salary

Compliance with our stock ownership guidelines is assessed periodically, and not less frequently than annually. If the required ownership level is not met by the end of the five-year accumulation period, the executive officer is subject to a requirement to retain 100% of the net after-tax shares acquired upon the exercise of a stock option or upon delivery of shares underlying an RSU or a PSU. Once the retention requirement applies, the executive officer has a reasonable period of time to return to such ownership level if his or her ownership drops below the guideline due to a fluctuation in the value of the Company’s stock. As of February 28, 2019, each of our named executive officers had met his respective stock ownership guideline or was within the five-year window for doing so.

Clawback Rights and Prohibition Against Hedging

Our stockholder-approved LTSIP plan document and our LTSIP award agreements with our named executive officers each contain a clawback provision. Although we have not had to utilize this provision, its purpose is to allow us to recoup performance-based awards or the value thereof, if and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) or other law.

The Committee has adopted a formal clawback policy. This policy applies in the event the Company is required to restate its financial results due to material noncompliance with the securities laws. In such an instance, the independent members of the Board, in their sole discretion, may cancel or seek to recover all or any portion of any excess cash or equity incentive-based compensation that is earned or vested based wholly or in part on the attainment of a financial reporting measure. In order for the clawback to apply to the incentive compensation awarded to executive officers or certain other executives of the Company, such individual’s fraud or intentional misconduct must have been a significant contributing factor to the need for the financial restatement.

In order to prevent an appearance of improper conduct, executive officers and directors, among others, may not participate in transactions involving the hedging of our stock by trading in third-party derivative securities of our stock by writing or buying puts, calls, or other derivatives.

Perquisites and Other Benefits

Savings Plans and Health and Welfare Benefits

We offer our eligible employees, including our named executive officers, the following retirement savings opportunities and health and welfare benefits in order to help provide a reasonable level of support during and after employment with us and to attract, retain, and motivate employees with a competitive benefits package:

•

Named executive officers are eligible to participate in our 401(k) and Profit Sharing Plan on the same terms as other eligible employees. Each year, eligible employees may elect to defer up to 50% of their annual compensation, up to the annual limit set by the Internal Revenue Code, on a before-tax and/or after-tax basis. We currently provide a 50% match on the first 6% of compensation contributed by the participant to his or her plan account, as well as an annual non-elective contribution equal to 3% of salary. All participants are 100% vested in their contributions, the 3% annual contribution made by us, and any earnings on these contributions. Until a participant completes five years of service, our matching contributions, any supplemental profit sharing contributions, and the earnings on those amounts vest at the rate of 20% a year at the end of each year of service. Thereafter, participants are 100% vested in these amounts as well.

•

Named executive officers generally are eligible to participate in our 1989 Employee Stock Purchase Plan on the same terms as other eligible employees, including an Internal Revenue Code Section 423 component that allows employees to purchase shares of our Class A Stock at a discount through salary deductions. Due to their levels of stock ownership in our Company, however, neither Robert Sands nor Richard Sands is eligible to participate in this plan.

•

Named executive officers also receive customary employee benefits, such as our standard medical, dental, and vision benefits, long-term and short-term disability insurance programs, paid time off (vacation/sick leave), and life insurance programs, according to the terms of those programs and in the same manner as other eligible employees.

In addition, during fiscal 2019 our named executive officers were eligible to participate in our 2005 Supplemental Executive Retirement Plan (the “2005 SERP”), which is a non-qualified retirement savings plan designed to provide participants with the benefit of our annual non-elective contributions and supplemental profit sharing contributions, if any, that could not be made under the 401(k) and Profit Sharing Plan due to Internal Revenue Code limitations. The 2005 SERP was frozen effective December 31, 2018. Effective January 1, 2019, we implemented the Constellation Brands Non-Qualified Savings Plan, which continues to provide participants with the same contributions that were previously made under the 2005 SERP, but also provides an elective deferral opportunity. Further detail concerning these plans is provided under the heading “Nonqualified Deferred Compensation.”

Severance Benefits

In the event of certain terminations of employment, our named executive officers are entitled to receive the severance benefits set forth under their employment agreements. The employment agreements with Messrs. Robert Sands, Richard Sands, and Hetterich were executed in 2008 and provide for severance in the event of the executive’s death, disability, good reason termination, termination without cause, or retirement. Our employment agreements with Messrs. Klein, Newlands, and Stenzel provide for severance benefits only in the event of good reason termination or termination without cause.

Mr. Stenzel resigned from the Company for good reason (as defined under his employment agreement) as of February 1, 2019. The severance compensation provided to Mr. Stenzel in connection with his departure was a pre-existing contractual obligation under his employment agreement and did not involve an exercise of discretion by the Committee at the time of his departure. More information concerning Mr. Stenzel’s severance compensation is set forth in the footnotes to the All Other Compensation column of the Summary Compensation Table. More information concerning the material terms of the employment agreements with each of our named executive officers and the amounts payable in the event of a severance or change-in-control event are described under the heading “Potential Payments upon Termination or Change-in-Control.”

Perquisites

We provide our named executive officers with perquisites and other personal benefits that we believe to be reasonable and competitive with those offered by comparable companies to their executive officers. The Committee annually reviews and approves or ratifies the perquisites and other personal benefits offered to our named executive officers. The Committee believes these benefits further our objective of attracting, motivating, and retaining key executive talent and assist executive officers in promoting our brands, working more efficiently, and dedicating the appropriate amount of time and attention to business initiatives. Other than taxes related to certain relocation benefits, our named executive officers pay the personal income taxes that are attributable to the taxable perquisites we provide. Our named executive officers receive certain perquisites, including:

•	Automobile allowance – We provide an automobile allowance to our named executive officers. We believe this benefit is competitive with benefits provided to executives at comparable companies.

•

Travel Services – We offer our named executive officers the personal use of our corporate aircraft when not needed for business purposes and the option of using car/driver services. Although these travel services may provide personal benefits to the executives, we believe these services also enhance the safety and security of our named executive officers and assist them to devote maximum time and attention to our business. These travel services are required under our executive security program for certain of our named executive officers.

•

Product Allowances – We provide product allowances to our employees, including our named executive officers. We believe that a product allowance enhances their knowledge and appreciation of our products and serves as an additional tool to facilitate their role as ambassadors for our brands in both on- and off-premise retail establishments where making a purchase is important for customer relations and with third parties who we desire to sample our products. For the 2019 calendar year, the allowance was $10,000 each for Messrs. Robert Sands and Richard Sands, and $5,000 for each of our other named executive officers. In certain limited instances, we may also provide product samples to our employees, including our named executive officers, to enable them to become stronger brand ambassadors. Our U.S. based employees, including our named executive officers, are also eligible from time-to-time to purchase products from us at a discounted rate. Such samples and discounts typically do not result in any incremental cost to us.

•	Voluntary Expanded Annual Physical Health Review – We offer our named executive officers an annual comprehensive health physical in order to encourage them to protect their health.

•

Sponsorship Events – We sponsor various cultural, charitable, civic, and entertainment events for business development and relationship-building purposes, as well as to maintain our involvement in communities in which we operate and in which our employees live. Tickets are often included in such sponsorship agreements, and typically do not result in any incremental cost to us. Occasionally, our employees, including our named executive officers, use such tickets for personal purposes when they are not otherwise used for business purposes.

•

Executive Charitable Match Program – In fiscal 2019, the Company implemented a company-wide increase to the Company’s charitable matching program in order to provide our employees and leaders the opportunity to offer greater support to the organizations that are important to them and our businesses. At that time, the Committee implemented an enhanced executive charitable match program. Under this program, the Company provides a match of up to $50,000 per calendar year for charitable contributions made by each of our named executive officers.

•

Executive Security Program – Our executive security program establishes the level of personal security to be provided to our named executive officers. In fiscal 2019, the Committee approved an executive security program developed by our corporate security team as part of our overall risk management program. The executive security program provides for enhanced business and personal protection (including optional protection at personal residences) for our named executive officers. The executive security program is for our benefit, and we believe that the costs of this security program are appropriate and necessary given the risks associated with executive officer positions at the Company.

For Messrs. Robert Sands and Richard Sands, the security program is based on a security assessment conducted by an independent security consulting firm. This assessment found ongoing and increasing business-related security concerns warranting certain security measures, including a continued requirement to use Company aircraft for all travel, whether business or personal, as well as upgraded and standardized security technology at personal residences.

We may provide additional benefits to our named executive officers in special circumstances, such as the payment of tax preparation fees and tax equalization costs in the event of an expatriate assignment, or relocation benefits (including related taxes) in the event of a new hire or transfer. The perquisites and other personal benefits we provided to our named executive officers during fiscal 2019 are further quantified in the footnotes to the All Other Compensation column of the Summary Compensation Table.

Other Compensation and Governance Actions in Fiscal 2019

As discussed earlier in this Proxy Statement under the subheading “Board Leadership Structure,” the end of fiscal 2019 was a significant time of change for the leadership structure of our Company,

including our Board of Directors and our executive management team. Effective March 1, 2019, Mr. Robert Sands became our Executive Chairman of the Board, Mr. Richard Sands became our Executive Vice Chairman of the Board, and Mr. Newlands became our President and Chief Executive Officer. The continued contributions of all three of these leaders provides us with unprecedented and unmatched industry experience, which the Board believes will help sustain and accelerate the Company’s performance. Also, effective March 1, 2019, the Committee implemented changes to our executive compensation program in connection with these significant leadership changes, including adjustments to base salary levels, and annual short-term cash incentive bonus and long-term equity incentive targets.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain “covered employees” in excess of $1 million per year. Prior to the enactment of the Tax Cuts and Jobs Act passed by Congress in December 2017, there was an exception to this deduction limitation for compensation that qualified as “performance-based compensation.” The Tax Cuts and Jobs Act significantly changed Section 162(m) by, among other things, repealing the performance-based compensation exemption, and reducing the federal corporate income tax rate. As a result, beginning in fiscal 2019, compensation paid to certain current and former executive officers in excess of $1 million a year generally will not be deductible unless such compensation qualifies for certain transition relief.

The Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards our executive officers that are critical to our success. Following the Tax Cuts and Jobs Act, the Committee may continue to consider tax deductibility as a factor in determining executive compensation but may not structure its compensation arrangements around tax deductibility.

Compensation Committee Report

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this Proxy Statement by reference and shall not otherwise be treated as filed under the federal securities laws.

We, the Human Resources Committee of the Board (functioning as the compensation committee of the Board), have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussions, have recommended to the Board the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference to this Proxy Statement, the Company’s 2019 Form 10-K.

Human Resources Committee:

Jerry Fowden (Chair)

Ernesto M. Hernández

Susan Somersille Johnson

Keith E. Wandell

Compensation Tables and Related Information

The following table sets forth the compensation for fiscal 2017, fiscal 2018, and fiscal 2019 awarded to, earned by, or paid to our named executive officers. The titles for the named executive officers in the table below reflect their roles as of the end of fiscal 2019.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Robert Sands, Chief Executive Officer	2019	1,388,715	3,278,749	2,717,885	1,918,094	1,009,335	10,312,778
	2018	1,348,239	3,238,464	2,638,447	2,498,017	1,120,370	10,843,537
	2017	1,310,383	2,611,319	2,271,806	2,318,435	1,051,223	9,563,166

Richard Sands, Chairman of the Board	2019	1,361,731	–	3,997,645	1,880,823	735,945	7,976,144
	2018	1,322,027	–	3,880,580	2,449,452	904,674	8,556,733
	2017	1,284,849	–	3,319,174	2,273,258	1,100,461	7,977,742

William A. Newlands, President and Chief Operating Officer (5)	2019	846,154	4,910,425	1,168,786	779,139	150,438	7,854,942
	2018	750,000	1,150,590	937,468	880,081	45,220	3,763,359

David Klein, Executive Vice President and Chief Financial Officer	2019	773,077	4,555,786	875,066	676,257	142,280	7,022,466
	2018	697,308	1,074,138	874,992	818,249	85,877	3,550,564
	2017	600,000	814,077	708,031	619,248	268,864	3,010,220

F. Paul Hetterich, Executive Vice President and President, Beer Division	2019	773,077	3,055,815	875,066	605,072	172,261	5,481,291
	2018	697,308	1,074,138	874,992	732,118	113,524	3,492,080
	2017	600,000	814,077	708,031	619,248	110,367	2,851,723

Christopher Stenzel, Former Executive Vice President and President, Wine & Spirits Division (6)	2019	550,481	2,792,040	656,284	–	2,026,018	6,024,823

(1)

These amounts represent the full grant date fair value of awards of restricted stock units (“RSUs”) and performance share units (“PSUs”) granted in each fiscal year noted. For PSUs granted in fiscal 2019, fiscal 2018, and fiscal 2017 having relative total stockholder return (“TSR”) as the performance criterion, the grant date fair value was determined using a Monte Carlo simulation model. For the supplemental net debt leverage ratio special incentive PSUs granted to Messrs. Newlands, Klein, Hetterich, and Stenzel in fiscal 2019 whose performance criterion relates to our net debt leverage ratio, the grant date fair value is based on the market price of our Class A Stock on the grant date and the probable outcome of the performance conditions as of the grant date (which was performance at target level). Each amount included in this column represents the aggregate amount that we expected to expense for grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. Assumptions used in calculating these values with respect to PSUs may be found in Note 17 of our financial statements in our 2019 Form 10-K. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. Each of these amounts reflects our expected aggregate accounting expense for these awards as of the grant dates and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers. If the net debt leverage ratio PSUs granted during fiscal 2019 were included in these calculations at their maximum levels (as opposed to their target levels), the grant date fair values set forth for those PSUs would be as follows: Mr. Newlands – $5,250,200; Mr. Klein – $5,250,200; Mr. Hetterich – $3,000,243; and Mr. Stenzel – $3,000,243. Since the performance criteria underlying the fiscal 2019, fiscal 2018, and fiscal 2017 relative TSR PSUs are each considered a market condition as opposed to a performance condition for accounting purposes, the expense associated with those awards is not subject to fluctuation based on the probable outcome and is therefore reported at maximum value. A more complete description of the fiscal 2019 PSUs can be found in the CD&A under the heading “Long- Term Equity Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2019.” See the Grants of Plan-Based Awards in Fiscal 2019 and the Outstanding Equity Awards at February 28, 2019 tables for additional information.

(2)

These amounts represent the full grant date fair value of awards of stock options granted in each fiscal year noted. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. Assumptions used in calculating these values may be found in Note 17 of our financial statements in our 2019 Form 10-K. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. These amounts reflect our expected aggregate accounting expense for these awards as of the grant dates and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers. See the Grants of Plan-Based Awards in Fiscal 2019 and the Outstanding Equity Awards at February 28, 2019 tables below for additional information.

(3)

These amounts represent the amounts earned under our AMIP for fiscal 2019, fiscal 2018, and fiscal 2017. A detailed description of the fiscal 2019 payments can be found in the CD&A under the heading “Short-Term Cash Incentive Bonuses” and subheading “Annual Management Incentive Program – Fiscal 2019.”

(4)

The amounts set forth below include for fiscal 2019: (i) Company contributions under our 401(k) and Profit Sharing Plan (including both Company matching contributions and Company non-elective contributions); (ii) Company non-elective contributions under our 2005 Supplemental Executive Retirement Plan for service prior to January 1, 2019; (iii) Company non-elective contributions under our Non-Qualified Savings Plan for service on or after January 1, 2019; (iv) the aggregate incremental cost to us of perquisites and personal benefits; and (v) amounts paid or earned upon separation from the company. Contributions under the 401(k) and Profit Sharing Plan, our 2005 Supplemental Executive Retirement Plan, and our Non-Qualified Savings Plan are reported in the fiscal year in which they are accrued or earned, regardless of the fiscal year in which the contribution is actually made to the plan.

Name	Company contributions under the 401(k) and Profit Sharing Plan ($)	Company contributions under the 2005 Supplemental Executive Retirement Plan ($)(a)	Company contributions under the Non-Qualified Savings Plan ($)(b)	Perquisites and Other Personal Benefits ($)(c)	Payments upon Separation ($)(d)	Total “All Other Compensation” ($)

Robert Sands	16,876	26,951	–	965,508	–	1,009,335

Richard Sands	16,870	26,267	–	692,808	–	735,945

William A. Newlands	16,638	13,212	–	120,588	–	150,438

David Klein	16,684	11,250	–	114,346	–	142,280

F. Paul Hetterich	17,424	11,250	–	143,587	–	172,261

Christopher Stenzel	16,298	5,942	–	69,144	1,934,634	2,026,018

(a)

Effective December 31, 2018, the 2005 Supplemental Executive Retirement Plan was amended to freeze participation in and future contributions to the plan, to continue to credit participant balances resulting from investment gains and losses, and to distribute such amounts pursuant to the terms of the plan.

(b)	Effective January 1, 2019, the Company adopted the Constellation Brands, Inc. Non-Qualified Savings Plan. However, no contributions were made to the Non-Qualified Savings Plan during fiscal 2019.

(c)

The perquisites and other personal benefits provided to our named executive officers in fiscal 2019 included personal use of our corporate aircraft, personal security services, access to a company-paid apartment near our office in Chicago, Illinois, automobile allowances, car/driver services, product allowances, product samples, tickets to sponsorship events, a physical health review, tax preparation expenses, fitness center membership, and an executive charitable match program. We did not provide a tax gross-up to any named executive officer.

The aggregate incremental cost to us for each named executive officer’s personal use of corporate aircraft is as follows: Mr. Robert Sands – $797,794; Mr. Richard Sands – $668,930; Mr. Newlands – $30,013; Mr. Klein –$62,493; Mr. Hetterich – $74,005; and Mr. Stenzel – $0. These amounts represent the aggregate incremental cost to us for the personal use of our corporate aircraft by our named executive officers and certain of their family members. Such amounts are calculated by multiplying an aircraft’s hourly variable operating costs by the portion of the trip’s flight time allocated to such named executive officer, reduced by the amount of voluntary reimbursements, if any, to us by such named executive officer. Variable operating costs include fuel costs, variable maintenance costs, and other variable expenses, including crew hotel and meals, on-board catering, trip-related landing fees, hangar and parking costs, and similar costs. Since our aircraft are used primarily for business travel, the methodology excludes fixed, capital, and similar costs. In instances where family members or guests fly on our aircraft as additional passengers on business flights with an executive, the aggregate incremental cost to us is de minimis in amount, and no amount is reflected in the table for these additional passengers.

The aggregate incremental cost to us for the car and driver services for Mr. Robert Sands is $123,750. Such amount represents the compensation and benefits costs for such driver, the costs of the leased vehicles used for such service, and in certain instances, the cost of a third-party car service.

As President of our Beer Division, during fiscal 2019 Mr. Hetterich spent a portion of his time in each of our Victor, New York and Chicago, Illinois offices. Therefore, we covered the cost of maintaining a corporate residence in Chicago for him. We value this perquisite by subtracting from the actual annual cost of the residence the estimated amount saved on hotel room expenses for the number of nights Mr. Hetterich spent in Chicago. For fiscal 2019, there was no aggregate incremental cost to the Company under this methodology to provide this benefit.

In Fiscal 2019, the Committee approved an expanded charitable matching program for Company executives for donations of up to $50,000 made during a calendar year. The following named executive officers made charitable donations that were matched by the Company as follows: Robert Sands – $25,000; Richard Sands – $0; Mr. Newlands – $54,767; Mr. Klein – $35,503; Mr. Hetterich – $55,000; and Mr. Stenzel – $49,916. Our charitable match program operates on a calendar year basis and contributions are reported in this table in the fiscal year the donation was made. Therefore, such reported amounts may exceed the $50,000 limitation due to timing differences between the calendar year used for the matching program and our fiscal year.

(d)

The amounts reported for Mr. Stenzel in the Payments Upon Separation column include the following amounts paid or earned under his employment agreement through the end of fiscal 2019 in connection with his departure: (i) $1,884,542 in severance, consisting of two times base salary and average bonus; (ii) $36,092 in payments for two years of continued medical and dental coverage; (iii) $14,000 worth of outplacement services, which may be used within the 18-month period following his departure. Payment of certain of such amounts were delayed for six months pursuant to the terms of Mr. Stenzel’s employment agreement.

(5)	Mr. Newlands was not a named executive officer for fiscal 2017.

(6)	Mr. Stenzel is a named executive officer for fiscal 2019 and was not a named executive officer for either fiscal 2017 or fiscal 2018.

Grants of Plan-Based Awards in Fiscal 2019

			Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Award Type	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Sands	Cash	NA	NA	520,768	2,083,073	4,166,145
	TSR PSU	4/23/18	4/23/18				1,489	5,954	11,908				1,919,689
	RSU	4/23/18	4/23/18							5,954			1,359,060
	Stock Option	4/23/18	4/23/18								45,480	228.26	2,717,885
Richard Sands	Cash	NA	NA	510,649	2,042,597	4,085,193
	Stock Option	4/23/18	4/23/18								66,895	228.26	3,997,645
William A. Newlands	Cash	NA	NA	211,539	846,154	1,692,308
	TSR PSU	4/23/18	4/23/18				640	2,561	5,122				825,718
	RSU	4/23/18	4/23/18							2,561			584,574
	Stock Option	4/23/18	4/23/18								19,558	228.26	1,168,786
	Leverage PSU	11/1/18	10/19/18				–	17,424	26,136				3,500,133
David Klein	Cash	NA	NA	183,606	734,423	1,468,846
	TSR PSU	4/23/18	4/23/18				479	1,917	3,834				618,079
	RSU	4/23/18	4/23/18							1,917			437,574
	Stock Option	4/23/18	4/23/18								14,643	228.26	875,066
	Leverage PSU	11/1/18	10/19/18				–	17,424	26,136				3,500,133
F. Paul Hetterich	Cash	NA	NA	164,279	657,115	1,314,231
	TSR PSU	4/23/18	4/23/18				479	1,917	3,834				618,079
	RSU	4/23/18	4/23/18							1,917			437,574
	Stock Option	4/23/18	4/23/18								14,643	228.26	875,066
	Leverage PSU	11/1/18	10/19/18				–	9,957	14,936				2,000,162
Christopher Stenzel	Cash	NA	NA	116,977	467,909	935,818
	TSR PSU	4/23/18	4/23/18				360	1,438	2,876				463,640
	RSU	4/23/18	4/23/18							1,438			328,238
	Stock Option	4/23/18	4/23/18								10,982	228.26	656,284
	Leverage PSU	11/1/18	10/19/18				–	9,957	14,936				2,000,162

NA = Not Applicable

(1)

Other than the Net Debt Leverage Ratio PSUs, all equity awards granted during fiscal 2019 were approved by the Human Resources Committee on the grant date set forth in this table. The Net Debt Leverage Ratio PSUs approved by the Human Resources Committee on October 19, 2018 were contingent upon the closing of the transaction contemplated by the Subscription Agreement, dated August 14, 2018, between Canopy and CBG Holdings LLC under which Canopy sold, and CBG purchased, certain common shares and warrants to purchase certain additional common shares of Canopy. That transaction closed on November 1, 2018, and the Net Debt Leverage Ratio PSUs were granted on that date.

(2)

The amounts shown in these columns reflect the short-term cash incentive bonuses that potentially could have been earned during fiscal year 2019 based upon the achievement of Company performance goals under our AMIP. The actual award paid to each named executive officer under the AMIP for fiscal 2019 is set forth above in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. More information regarding short-term cash incentive bonuses under our AMIP can be found in the CD&A under the heading “Short-Term Cash Incentive Bonuses” and subheading “Annual Management Incentive Program – Fiscal 2019.”

(3)

These amounts represent the number of shares of Class A Stock that may be issued to the named executive officers pursuant to the terms of PSU awards granted under our Long-Term Stock Incentive Plan (“LTSIP”). The PSU awards granted on April 23, 2018 provide for a range of potential payouts (based on our TSR performance relative to that of companies in the S&P 500 Index) and for settlement in shares of Class A Stock. These relative TSR PSUs are generally scheduled to vest, if at all, on May 1, 2021 based on the level of achievement for the performance criteria associated with these awards.

The PSU awards granted on November 1, 2018 provide for a range of potential payouts (based on our Net Debt Leverage Ratio) for settlement in shares of Class A Stock. These Net Debt Leverage Ratio PSUs are generally scheduled to vest, if at all, on May 1, 2022 based on the level of achievement for the performance criteria associated with these awards. The terms of the fiscal 2019 PSU awards are further described in the CD&A under the heading “Long-Term Equity Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2019.”

(4)

These amounts represent the number of RSUs granted to the named executive officers under our LTSIP. Any payouts associated with the vesting of these awards will be made in shares of Class A Stock. Further information concerning these awards can be found in the CD&A under the heading “Long-Term Equity Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2019.” These RSUs generally are scheduled to vest at 25% of the award per year at each of the first four anniversaries of May 1, 2018.

(5)

These amounts represent the number of options to purchase shares of Class 1 Stock granted to the named executive officer under our LTSIP. These stock options are scheduled to vest and become exercisable at 25% of the award per year at each of the first four anniversaries of the grant date. Further information concerning these awards can be found in the CD&A under the heading “Long-Term Equity Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2019.” No trading market exists for Class 1 Stock. Class 1 Stock may be converted into shares of Class A Stock on a one-for-one basis, provided such conversion is permitted only if the holder immediately sells the Class A Stock. Under the LTSIP, the fair market value of a share of Class 1 Stock is equal to the fair market value of a share of Class A Stock unless the Human Resources Committee of the Board determines otherwise.

(6)	The exercise price of these stock options, which relate to Class 1 Stock (for which there is no public trading market), is the NYSE closing price of a share of Class A Stock on the grant date.

(7)

These amounts represent the full grant date fair value of the PSUs, RSUs, and stock options, respectively, granted in fiscal 2019. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations.

Employment Agreements

We entered into executive employment agreements with Messrs. Robert Sands, Richard Sands, and Hetterich in May 2008. In January 2015, we entered into an executive employment agreement with Mr. Newlands. We entered into an executive employment agreement with Mr. Klein in June 2015, and with Mr. Stenzel in January 2017.

The term of the agreements with each of our named executive officers expires at the end of our fiscal year, at which time they each automatically renew for an additional one-year period. Each agreement will continue to renew for successive one-year periods unless we provide at least 180 days’ notice of a decision not to renew such agreement. These agreements provide for an initial minimum annual base salary level for each executive, which may be adjusted upward by the Human Resources Committee. The actual fiscal 2019 base salaries for the named executive officers are set forth above in the Summary Compensation Table. The severance benefits provided under the employment agreements are summarized under the subheading “Potential Payments upon Termination or Change-in-Control.” The employment agreements do not provide for any specific perquisites or other personal benefits for our named executive officers during their terms of employment.

Outstanding Equity Awards at February 28, 2019

The following table presents information concerning outstanding stock option, RSU, and PSU awards to each of our named executive officers as of February 28, 2019. Mr. Stenzel, who left the Company on February 1, 2019, had no outstanding stock options, RSUs, or PSUs as of February 28, 2019.

			Option Awards(1)				Stock Awards(2)
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date (4)	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Robert Sands	4/5/2010	SO	330,330		16.67	4/5/2020
	4/5/2011	SO	274,000		20.60	4/5/2021
	4/3/2012	SO	212,380		24.50	4/3/2022
	4/26/2013	SO	114,560		47.79	4/26/2023
	4/28/2014	SO	72,010		79.61	4/28/2024
	4/28/2015	SO	48,345	16,115	117.12	4/28/2025
	4/28/2015	RSU					2,367	400,402
	4/25/2016	SO	27,084	27,084	156.84	4/25/2026
	4/25/2016	RSU					3,621	612,528
	4/25/2016	PSU					2,683	453,856
	4/21/2017	SO	14,443	43,329	172.09	4/21/2027
	4/21/2017	RSU					5,750	972,670
	4/21/2017	PSU							7,667	1,296,950
	4/23/2018	SO		45,480	228.26	4/23/2028
	4/23/2018	RSU					5,954	1,007,179
	4/23/2018	PSU							1,489	251,879
Richard Sands	4/5/2010	SO	538,520		16.67	4/5/2020
	4/5/2011	SO	435,780		20.60	4/5/2021
	4/3/2012	SO	357,030		24.50	4/3/2022
	4/26/2013	SO	167,370		47.79	4/26/2023
	4/28/2014	SO	105,200		79.61	4/28/2024
	4/28/2015	SO	70,628	23,542	117.12	4/28/2025
	4/25/2016	SO	39,571	39,570	156.84	4/25/2026
	4/21/2017	SO	21,243	63,727	172.09	4/21/2027
	4/23/2018	SO		66,895	228.26	4/23/2028
William A. Newlands	4/28/2015	SO	12,870	4,290	117.12	4/28/2025
	4/28/2015	RSU					630	106,571
	4/25/2016	SO	8,442	8,440	156.84	4/25/2026
	4/25/2016	RSU					1,128	190,812
	4/25/2016	PSU					837	141,587
	4/21/2017	SO	5,132	15,395	172.09	4/21/2027
	4/21/2017	RSU					2,043	345,594
	4/21/2017	PSU							2,724	460,792
	4/23/2018	SO		19,558	228.26	4/23/2028
	4/23/2018	RSU					2,561	433,219
	4/23/2018	PSU							641	108,432
	11/1/2018	PSU							17,424	2,947,444

			Option Awards(1)				Stock Awards(2)
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date (4)	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
David Klein	4/5/2010	SO	25,980		16.67	4/5/2020
	4/5/2011	SO	21,760		20.60	4/5/2021
	4/3/2012	SO	11,640		24.50	4/3/2022
	4/26/2013	SO	8,800		47.79	4/26/2023
	4/28/2014	SO	6,550		79.61	4/28/2024
	4/28/2015	SO	4,875	1,625	117.12	4/28/2025
	4/28/2015	RSU					205	34,678
	6/29/2015	SO	8,258	2,752	115.60	6/29/2025
	6/29/2015	RSU					397	67,157
	4/25/2016	SO	8,442	8,440	156.84	4/25/2026
	4/25/2016	RSU					1,128	190,812
	4/25/2016	PSU					837	141,587
	4/21/2017	SO	4,790	14,369	172.09	4/21/2027
	4/21/2017	RSU					1,907	322,588
	4/21/2017	PSU							2,543	430,174
	4/23/2018	SO		14,643	228.26	4/23/2028
	4/23/2018	RSU					1,917	324,280
	4/23/2018	PSU							480	81,197
	11/1/2018	PSU							17,424	2,947,444
F. Paul Hetterich	4/3/2012	SO	65,280		24.50	4/3/2022
	4/26/2013	SO	31,250		47.79	4/26/2023
	4/28/2014	SO	19,640		79.61	4/28/2024
	4/28/2015	SO	13,193	4,397	117.12	4/28/2025
	4/28/2015	RSU					647	109,447
	4/25/2016	SO	8,442	8,440	156.84	4/25/2026
	4/25/2016	RSU					1,128	190,812
	4/25/2016	PSU					837	141,587
	4/21/2017	SO	4,790	14,369	172.09	4/21/2027
	4/21/2017	RSU					1,907	322,588
	4/21/2017	PSU							2,543	430,174
	4/23/2018	SO		14,643	228.26	4/23/2028
	4/23/2018	RSU					1,917	324,280
	4/23/2018	PSU							480	81,197
	11/1/2018	PSU							9,957	1,684,326

(1)

Stock options relate to Class 1 Stock, which upon exercise are convertible to Class A Stock. The vesting schedule for all stock option awards set forth in the table is 25% of the award per year at each of the first four annual anniversaries of the grant date. In addition, all such stock options would vest (or continue to vest) upon the occurrence of certain events, as set forth under the heading “Potential Payments upon Termination or Change-in-Control” and subheading “Outstanding Equity Awards.”

(2)

Unvested RSU awards, and PSU awards whose performance periods have been completed (but whose related service vesting periods extend beyond the end of fiscal 2019) are reflected in the first two columns of this section, while PSUs with performance periods extending beyond the end of fiscal 2019 are reflected in the final two columns.

(3)	The exercise price of a stock option is the NYSE closing price for a share of Class A Stock on the grant date.

(4)	All stock option awards set forth in the table were granted with ten-year terms.

(5)

The vesting schedule for all RSU awards in the table is 25% of the award per year at each of the first four anniversaries of May 1 of the year of grant. In addition, all RSU awards would vest (or continue to vest) upon the occurrence of certain events, as set forth under the heading “Potential Payments upon Termination or Change-in-Control” and subheading “Outstanding Equity Awards.”

The vesting of the April 25, 2016 PSU awards is based on our fiscal 2017-2019 TSR performance as compared to companies in the S&P 500 Index. In April 2019, the Human Resources Committee of the Board certified that fiscal 2017-2019 performance resulted in 29th percentile performance, and the number of units associated with this performance level is included in this column. These PSU awards required continued service through May 1, 2019 and were paid out to each named executive officer on or immediately after such date. Therefore, those awards are reflected in the table as they had not vested as of the end of fiscal 2019.

(6)	These amounts are based on the February 28, 2019 NYSE closing price of $169.16 for a share of Class A Stock.

(7)

The vesting of the April 21, 2017 PSU awards is based on our fiscal 2018-2020 TSR performance as compared to companies in the S&P 500 Index. Based on our fiscal 2018 and fiscal 2019 TSR performance as compared to companies in the S&P 500 Index, the amounts set forth in this column assume a payout at the target level for these awards. As the actual payout, if any, for these PSUs will be determined based on our TSR performance as compared to companies in the S&P 500 Index during the entire performance period (and whether the named executive officer remains employed with us until the May 1, 2020 service vesting date), any actual payout of shares may be less than the amount reflected.

The vesting of the April 23, 2018 PSU awards is based on our fiscal 2019-2021 TSR performance as compared to companies in the S&P 500 Index. Based on our fiscal 2019 TSR performance as compared to companies in the S&P 500 Index, the amounts set forth in this column assume a payout at the threshold level for these awards. The actual payout, if any, requires that the named executive officer remains employed with us until the May 1, 2021 service vesting date, and any actual payout of shares may be less than the amount reflected.

The vesting of the November 1, 2018 PSU awards is based on our Net Debt Leverage Ratio performance as of February 28, 2022. These PSU awards have a target and maximum level of performance and do not have a threshold level of performance. Therefore, based on our performance through fiscal 2019, the amounts set forth in this column assume a payout at the target level for these awards. The actual payout, if any, for these PSUs will be determined based on our future Net Debt Leverage Ratio (and whether the named executive officer remains employed with us until the May 1, 2022 service vesting date), and any actual payout of shares may be less than the amount reflected.

In addition, all PSU awards would either vest at the target level or on a pro-rated basis upon the occurrence of certain events, as set forth under the heading “Potential Payments upon Termination or Change-in-Control” and subheading “Outstanding Equity Awards.”    Further information concerning the fiscal 2019 awards can be found in the CD&A under the heading “Long-Term Equity Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2019” and in the Grants of Plan-Based Awards in Fiscal 2019 table.

Option Exercises and Stock Vested in Fiscal 2019

The following table presents information concerning stock option exercises and shares of stock acquired upon vesting of RSU or PSU awards by each of the named executive officers in fiscal 2019:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert Sands	698,190	113,929,568	28,432	6,645,744
Richard Sands	719,200	116,937,018	—	—
William A. Newlands	—	—	21,515	4,972,957
David Klein	17,900	3,876,865	6,895	1,612,613
F. Paul Hetterich	—	—	7,955	1,859,175
Christopher Stenzel	23,856	1,898,981	1,560	365,976

(1)

These amounts reflect the aggregate of the differences between the exercise price of the stock option and the market price of a share of Class A Stock at the time of exercise for each stock option exercised by a named executive officer in fiscal 2019.

(2)

These amounts reflect the value realized from the vesting of RSU and PSU awards on the vesting date, the value of which were based on the NYSE closing price for a share of Class A Stock on that date, plus accrued dividend equivalents paid out at the time of vesting.

Pension Benefits

We do not maintain any tax-qualified pension plans or nonqualified or supplemental defined benefit plans. We maintain the Constellation Brands, Inc. 401(k) and Profit Sharing Plan, a tax qualified, defined contribution plan described above under the subheading “Savings Plans and Health and Welfare Benefits.”

Nonqualified Deferred Compensation

Effective December 31, 2018, the Company amended the 2005 SERP to freeze participation in and future contributions to the plan, to continue to credit participant balances resulting from investment gains and losses, and to distribute such amounts pursuant to the terms of the plan. Its predecessor plan, the Supplemental Executive Retirement Plan (collectively with the 2005 SERP, the “SERP”), was previously similarly frozen.

Effective January 1, 2019, certain employees, including each of the named executive officers, became eligible to participate in our Non-Qualified Savings Plan (“NQSP”), which is a nonqualified deferred compensation plan. The NQSP is designed to provide participants with the benefit of the company non-elective contributions that could not be made to their accounts under the 401(k) and Profit Sharing Plan due to Internal Revenue Code limitations. The NQSP also provides participants with an elective deferral opportunity and is designed to satisfy the requirements of Section 409A of the Internal Revenue Code.

For service prior to January 1, 2019, the Company makes non-elective contributions to the SERP, and for service on or after January 1, 2019, the Company makes non-elective contributions to the NQSP. Such contributions are made on behalf of each eligible participant, including our named executive officers, and are equal to the amount of the non-elective contributions that a participant would have otherwise received under the 401(k) and Profit Sharing Plan on the portion of his or her salary that exceeded the applicable Internal Revenue Code limits. Participants do not make contributions under the SERP. Each year, participants may elect to defer a portion of their base salary and annual cash incentive bonus into the NQSP.

Participants may direct the investment of their accounts under the SERP and the NQSP into investment options that are similar to those offered under our 401(k) and Profit Sharing Plan. Company non-elective contributions to the SERP and NQSP are immediately vested. Accounts under the SERP are distributed in a single lump-sum payment six months following a participant’s separation from service. Participants elect distribution of each year’s account under the NQSP in a specified number of annual installments or a lump-sum payment commencing upon either separation from service or a specified date. See the following tables for additional information.

Fiscal 2019 Nonqualified Deferred Compensation Table

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Robert Sands	SERP NQSP	— —	26,951 —	(4,641) —	— —	1,679,849 —
Richard Sands	SERP NQSP	— —	26,267 —	(59,400) —	— —	1,868,928 —
William A. Newlands	SERP NQSP	— 13,077	13,212 —	409 506	— —	32,920 13,583
David Klein	SERP NQSP	— 12,308	11,250 —	506 899	— —	33,655 13,207
F. Paul Hetterich	SERP NQSP	— —	11,250 —	28,478 —	— —	317,231 —
Christopher Stenzel	SERP NQSP	— —	5,942 —	241 —	— —	28,276 —

(1)

The SERP does not provide for elective deferrals. Amounts in this column consist of amounts withheld from a named executive officer’s compensation otherwise payable during the portion of fiscal 2019 commencing on January 1, 2019 and deferred into the NQSP. All of these amounts are reflected in the Summary Compensation Table.

(2)

During fiscal 2019, our named executive officers were eligible to receive a 3% non-elective contribution on compensation that exceeded the IRS limit that applies to the 401(k) and Profit Sharing Plan. Such contributions are reported in the fiscal year in which they are accrued or earned, regardless of the fiscal year in which the contribution is actually made to the SERP or the NQSP. All of these amounts are reflected in the Summary Compensation Table.

(3)

Earnings are credited in accordance with the named executive officer’s investment direction. These amounts represent the aggregate earnings during fiscal 2019 on the accounts held for each named executive officer under the SERP and the NQSP. None of these amounts are reflected in the Summary Compensation Table.

(4)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for fiscal 2018 and fiscal 2017:

Name	Previously Reported Aggregate Balance for FY18 ($)	Previously Reported Aggregate Balance for FY17 ($)
Robert Sands	1,652,326	1,389,331
Richard Sands	1,896,947	1,687,974
Williams A. Newlands	18,543	—
David Klein	20,791	13,850
F. Paul Hetterich	—	222,970
Christopher Stenzel	—	—

Potential Payments upon Termination or Change-in-Control

In the event of specified terminations of employment, or a change-in-control of the company, our named executive officers would become entitled to certain payments and benefits under their respective employment agreements, the terms of their outstanding equity awards under the LTSIP, our AMIP, our SERP, and our NQSP. The following information describes and quantifies the compensation and benefits for our named executive officers that would have become payable if a named executive officer’s employment had terminated on February 28, 2019, or if a change-in-control of the company occurred on February 28, 2019, based on the terms and conditions of their respective employment agreement, and our agreements, plans, and arrangements in effect on such date. These benefits are in addition to the benefits generally available to salaried employees, such as our 401(k) and Profit Sharing Plan, 1989 Employee Stock Purchase Plan, life and disability insurance programs, and medical, dental, and vision benefits.

Employment Agreements

The employment agreements with our named executive officers in effect as of the end of fiscal 2019 provide for specified post-termination payments and benefits in the event of the occurrence of certain termination events. In order to receive the payments and benefits set forth below, a terminating executive must execute a release in favor of us and agree not to compete with us without our consent for a period of three years in the case of Messrs. Robert Sands and Richard Sands, or two years in the case of each of the other executives. The employment agreements also prohibit the executives, for a period of 18 months after termination in the case of Messrs. Robert Sands or Richard Sands, and for a period of 12 months after termination in the case of the other executives, from seeking to induce our employees to leave their employment with us. Finally, the agreements provide the executives with certain indemnification rights and prohibit the executives, whether during or after employment, from divulging our confidential information or trade secrets or using such information in connection with any outside business activity.

Under the employment agreement with each of our named executive officers, post-termination payments and benefits are triggered in the event that the executive’s employment terminates upon the expiration of the employment agreement, or if (i) the executive voluntarily terminates his employment for “good reason,” or (ii) the executive’s employment is involuntarily terminated by us for any reason other than “for cause.” Under the 2008 employment agreements with Messrs. Robert Sands, Richard Sands and Hetterich, post-termination payments and benefits are also triggered in the event of the executive’s (i) death, (ii) disability (which requires the executive to be unable to perform his duties for six months as determined by the Board), or (iii) retirement (which requires the executive to be at least 60 years of age and have 10 years of service). These triggering terminations are each referred to as a “qualifying termination.” As of February 28, 2019, Messrs. Robert Sands and Richard Sands were the only named executive officers eligible for retirement under the terms of their respective employment agreement. Under the employment agreements with our named executive officers, a qualifying termination results in:

•

in the case of Messrs. Robert Sands and Richard Sands, a lump-sum payment equal to three (3) times base salary and three (3) times the average annual bonus paid to the executive over the prior three (3) fiscal years; and in the case of all other named executive officers, a lump-sum payment equal to two (2) times base salary and two (2) times the average annual bonus paid to the executive over the prior three (3) fiscal years;

•

payments equal to the total monthly cost of the executive’s medical and dental coverage in effect at the time of termination extending for 36 months in the case of Messrs. Robert Sands and Richard Sands and 24 months in the case of the other named executive officers;

•	in the case of all named executive officers, outplacement services for a period of up to 18 months;

•

in the case of Messrs. Robert Sands and Richard Sands, continued personal use of our corporate aircraft, when not needed for business purposes, at comparable levels to that provided over the three-year period prior to termination and continued participation in our annual product allowance program, in each case, for a period of three (3) years following termination;

•	in the case of Mr. Hetterich, automobile allowance payments and continued participation in our annual product allowance program, in each case, for a period of two (2) years following termination; and

•

following a change-in-control of the Company, in the case of Messrs. Robert Sands, Richard Sands, and Hetterich, payment of any excise taxes, penalties or interest attributed to payments related to a change-in-control under Sections 280G and 4999 of the Internal Revenue Code on a grossed-up basis.

Each of our named executive officers’ agreements defines a “for cause” termination to mean that we terminate the executive for (i) any intentional, non-incidental misappropriation of our funds or property; (ii) unreasonable (and persistent) neglect or refusal to perform his duties (and which is not remedied within 30 days after written notice); (iii) the material breach of any restrictive covenant, or divulging our confidential information or trade secrets or using such information in connection with any outside business activity; or (iv) a conviction of a felony.

The agreements with each of our named executive officers define a “good reason” termination as the executive’s ability to terminate his employment for the occurrence of any of the following events without his consent: (i) a material reduction of the executive’s employment band or his duties and responsibilities; (ii) a material reduction of the executive’s base salary; or, (iii) a material breach of the executive’s employment agreement by us. Under the agreements for Messrs. Robert Sands, Richard Sands, and Hetterich, a “good reason” termination includes the above events, and additionally, an action by us to move their principal workplace to a location more than 30 miles from our headquarters or an immaterial reduction of the executive’s base salary.

The following table presents information concerning the post-termination payments each named executive officer would have received under his respective employment agreement in connection with a qualifying termination as of February 28, 2019. Mr. Stenzel voluntarily resigned for good reason on February 1, 2019, and the actual amount payable to him under his employment agreement is set forth in the All Other Compensation column of the Summary Compensation Table.

Name	Severance Pay ($)	Medical and Dental ($)	Aircraft /Auto ($)	Product Allowance ($)	Outplacement Services and Relocation Services ($)(1)	Estimated Excise Tax Gross-Ups ($)(2)	Total ($)
Robert Sands	10,933,646	40,308	2,682,186	30,000	14,000	—	13,700,140
Richard Sands	10,721,033	38,923	2,581,658	30,000	14,000	—	13,385,614
William A. Newlands	3,224,933	35,385	NA	NA	14,000	NA	3,274,318
David Klein	3,009,169	—	NA	NA	14,000	NA	3,023,169
F. Paul Hetterich	2,904,292	35,385	19,200	10,000	14,000	—	2,982,877
Christopher Stenzel	1,884,542	36,092	NA	NA	14,000	NA	1,934,634

NA = Not Applicable

(1)	We have estimated the cost of providing each named executive officer with 18 months of outplacement services at $14,000.

(2)

We do not believe any excise tax gross-up payments would have been incurred due to a termination of the employment of any named executive officer on February 28, 2019 in connection with a change-in-control. Pursuant to the terms of their employment agreements, Messrs. Newlands, Klein, and Stenzel are not eligible for an excise tax gross-up payment under such circumstances. Instead, their employment agreements each provide for a “best net” approach under which the severance payment is either reduced to an amount $1 below that which would subject him to the excise tax or, if it would provide a greater net payment to him after his payment of any excise tax, paid in full without any gross-up payment from us.

These payments would be made pursuant to the terms of the employment agreements and in accordance with Section 409A of the Internal Revenue Code. Generally, severance pay and six months’ worth of medical and dental payments would be paid on the first business day of the seventh month following the officer’s separation from service with monthly medical and dental payments continuing thereafter until fully paid.

Outstanding Equity Awards

The unvested equity awards held by each of the named executive officers are described above in the Outstanding Equity Awards at February 28, 2019 table. We made each of those awards pursuant to our LTSIP. The following chart summarizes the various vesting provisions in our outstanding awards under our LTSIP that were not fully vested as of February 28, 2019:

Potential Equity Vesting Triggers(1)
Equity Type (Grant Year)	Change-in- Control	Qualifying Termination following a Change-in- Control	Death or Disability	Retirement	For Cause Termination	Other Voluntary or Involuntary Termination
Stock Options (pre-fiscal 2015)	Yes	No	Yes(2)	Yes(2)	No	No
Stock Options (fiscals 2015-2017)	Yes	No	Yes(3)	Yes(4)	No	No
Stock Options (fiscals 2018-2019)	No	Yes(5)	Yes	Yes(6)	No	No
RSUs (fiscals 2015-2017)	Yes	No	Yes	Yes(7)	No	No
RSUs (fiscals 2018-2019)	No	Yes(5)	Yes	Yes(6)	No	No
PSUs (fiscals 2015-2017)	Yes(8)	No	Yes(8)	Yes(9)	No	No
PSUs (fiscals 2018-2019)	No	Yes(5)	Yes(8)	Yes(9)	No	No

(1)	As defined in the LTSIP and the applicable award agreements issued thereunder.

(2)	Vest at 100% with an exercise period of one year (or, if earlier, until the stock option expiration date).

(3)	Vest at 100% with an exercise period of three years (or, if earlier, until the stock option expiration date).

(4)	Vest at 100% upon continuous service through the first November 1 following the grant date, with an exercise period of three years (or, if earlier, until the stock option expiration date).

(5)

In the event of a change-in-control of the company in which the outstanding equity awards are assumed or replaced by the acquirer, if the executive is involuntarily terminated by the company without cause, or voluntarily terminates employment for good reason, in each case within 24 months following the occurrence of the change-in-control: (i) outstanding stock options shall become fully vested and exercisable and shall be exercisable for 90 days following such termination; (ii) outstanding RSUs shall become fully vested and shall be delivered within 30 days following such termination; and (iii) outstanding PSUs shall become vested at target and shall be delivered within 30 days following such termination.

(6)	Continue to vest on vesting schedule upon continuous service through the first November 1 following the grant date, based on compliance with restrictive covenants through each such vesting date.

(7)	Vest at 100% upon continuous service through the first November 1 following the grant date.

(8)	Vest at target level.

(9)

For relative TSR PSUs, vest at the end of the performance period based upon the Company’s actual performance during the full performance period and pro-rated for the portion of the performance period during which the executive officer served prior to retirement; and vesting is dependent upon continuous employment until November 1 in the year of grant. The net debt leverage PSUs granted in fiscal 2019 do not provide for pro-rated payment upon retirement, and instead provide for forfeiture upon retirement prior to the end of the performance period.

As of February 28, 2019, Messrs. Richard Sands and Robert Sands would have been eligible for the retirement treatment set forth above.

In the event of a termination or change-in-control event that resulted in accelerated vesting of outstanding equity awards (as set forth above), the values of (i) unvested in-the-money stock options, (ii) unvested RSUs, and (iii) the target amount of unvested PSUs, in each case, held by each of the named executive officers as of February 28, 2019 (based on the NYSE closing price of $169.16 for a share of Class A Stock on such date) were as follows:

Name	Unvested In-the-Money Stock Options ($)	Unvested RSUs ($)	Unvested PSUs at Target ($)
Robert Sands	1,172,299	2,992,779	3,529,354
Richard Sands	1,712,628	—	—
William A. Newlands	327,232	1,076,196	4,223,418
David Klein	335,943	939,515	4,083,861
F. Paul Hetterich	332,801	947,127	2,820,743
Christopher Stenzel	—	—	—

Annual Management Incentive Program Payments. Our AMIP is described in the CD&A under the heading “Short-Term Cash Incentive Bonuses” and subheading “Annual Management Incentive Program – Fiscal 2019.” The fiscal 2019 award program provides that in the event a named executive officer’s employment terminates for any reason other than retirement (defined as attained age 60 with at least five years of service), disability, death, or involuntary termination without cause prior to the end of the performance period, the named executive officer forfeits all rights to a short-term cash incentive bonus payment for such period. In the event of a named executive officer’s retirement, disability, death, or involuntary termination without cause prior to the end of the performance period, the named executive officer will become entitled to a pro-rated portion of the short-term cash incentive bonus payment that would have been payable had the individual not terminated employment. Such bonus, if any, will be paid at the same time bonuses are paid to similarly situated participants who do not terminate employment. Actual payouts under the plan to the named executive officers for fiscal 2019 are set forth above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Non-Qualified Savings Plan. This plan is described under the heading “Nonqualified Deferred Compensation.” In the event of any termination of employment as of February 28, 2019, each named executive officer (or, in the case of death, the named executive officer’s beneficiary) would be entitled to receive the value of his respective vested plan account balance set forth in the table under the heading “Nonqualified Deferred Compensation.” In the event of a change-in-control (as defined by the plan), we would make lump sum payments of account balances to participants within 90 days of the change-in-control event.

Supplemental Executive Retirement Plans. Our supplemental executive retirement plans are described under the heading “Nonqualified Deferred Compensation.” In the event of any termination of employment as of February 28, 2019, each named executive officer (or, in the case of death, the named executive officer’s beneficiary) would be entitled to receive the value of his respective vested plan account balance set forth in the table under the heading “Nonqualified Deferred

Compensation.” The plans require distributions of vested benefits to the named executive officers be made by lump sum. Payments under the Supplemental Executive Retirement Plan would be made after the termination event, while payments under the 2005 Supplemental Executive Retirement Plan would be made in compliance with Section 409A of the Internal Revenue Code, usually six months after termination. In the event of a change-in-control (as defined by the plans), we would make lump sum payments of account balances to participants within 90 days of the change-in-control event.

CEO Pay Ratio

For fiscal 2019, the annual total compensation of our Chief Executive Officer is $10,312,778, and the annual total compensation of our median employee is $53,851. The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is approximately 192 to 1. This pay ratio is a reasonable estimate, calculated in a manner consistent with the applicable SEC requirements. We re-identified our median employee this year based on the information available in our human resources information system, and we include all U.S. and non-U.S. employees, full and part-time employees, and temporary and seasonal employees in the universe of possible employees when identifying our median employee.

We determined our median employee as of the last day of our 2019 fiscal year, the same date that we use for determining the compensation of our CEO under the SEC executive compensation disclosure rules. For purposes of identifying our median employee, we calculate compensation as the sum of: (i) annualized base salary (not including overtime); (ii) target bonus as of the determination date; and (iii) target equity award percentage of base salary (multiplied by annualized base salary to provide a dollar value). We do not make cost of living adjustments for the compensation of employees based outside of the U.S. We convert the compensation paid to non-U.S. employees in local currency to U.S. dollars using the applicable exchange rate in effect as of the determination date.

Once we identify our median employee, we calculate his or her compensation under the Summary Compensation Table rules in a manner that is consistent with the calculation of our CEO’s compensation, without any adjustments or estimates. In this manner, the compensation of our CEO in the Summary Compensation Table matches the compensation that we use for our median employee for purposes of the CEO pay ratio. The SEC requirements for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us.

Proposal 3 – Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934 added by the Dodd-Frank Act and related SEC rules, we are seeking stockholder support for an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement. This is often referred to as a “say-on-pay” vote.

As described above in the Compensation Discussion and Analysis, we have designed the elements of our executive compensation program to operate together in a manner that seeks to reward our named executive officers for their respective abilities and day-to-day service, assistance with the achievement of annual goals and financial targets, and contributions toward enhancing long-term stockholder value. We believe the overall design of our executive compensation program has provided the intended results, and we continue to periodically review the program elements in an effort to maintain or improve the alignment of the executive compensation program with our strategic priorities and with our performance. We believe our compensation is market competitive and has resulted in the attraction, motivation and retention of executives who can contribute to our future success. In addition, we believe the program creates a strong linkage between pay and performance through our incentive bonuses and equity awards such that executives will receive higher compensation in more successful periods and lower compensation during less successful periods.

We conduct a say-on-pay vote every year, and last conducted a say-on-pay vote at the 2018 Annual Meeting of Stockholders. At that meeting, stockholders approved our executive compensation as disclosed in the 2018 Proxy Statement with approximately 97% of the vote being cast in favor of approval.

This proposal gives you, as a stockholder, the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and programs as described in this Proxy Statement. This vote is advisory, which means that the vote is not binding on the Company, the Board, or the Human Resources Committee. Even though it is not binding, we will describe in our next Proxy Statement how we considered the results of this vote and how that consideration affected our executive compensation decisions and policies.

For the reasons stated above, we believe the compensation of our named executive officers is deserving of stockholder support. Accordingly, we ask you to vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Vote Required

The adoption of the foregoing resolution requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to this advisory vote, holders of Class A Stock and holders of Class B Stock will vote together as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and, accordingly, recommends that you vote “FOR” Proposal 3. Unless you properly direct otherwise, the shares represented by your proxy, if properly submitted and not revoked, will be voted FOR such proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter at the Meeting other than those specifically referred to in this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

Proxy Solicitation Costs

This solicitation of proxies is being made by the Board of Directors of the Company, and the cost of such solicitation will be borne by the Company. In addition to solicitation by use of the Internet and the mail, directors, officers, or regular employees of the Company, without extra compensation, may solicit proxies in person or by telephone, facsimile, Internet, or electronic mail. Banks, brokerage firms, and other entities holding stock for others in their names or in the names of nominees are requested to forward the proxy materials to the beneficial owners of such shares. If requested, the Company will reimburse such persons for their reasonable expenses in forwarding the proxy materials.

Stockholder Proposals for the 2020 Annual Meeting

Stockholder Proposals and Director Nominations for Inclusion in the Proxy Statement for the 2020 Annual Meeting

In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 to be included in our Proxy Statement to be issued in connection with our 2020 Annual Meeting of Stockholders, such proposal must be received by us no later than the close of business on February 4, 2020, unless the date of the 2020 Annual Meeting of Stockholders is more than 30 days before or after July 16, 2020, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. Any such proposal must also otherwise comply with the requirements of the SEC relating to stockholder proposals.

Other Proposals and Nominations for Presentation at the 2020 Annual Meeting

Section 1.13 of our By-Laws requires advance notice of stockholder business and nominations to be considered at a meeting of stockholders. Those requirements define the procedures that a stockholder of the Company must follow if the stockholder intends to nominate a person for election to the Company’s Board of Directors or to propose other business to be considered directly at an annual or special meeting of stockholders, rather than for inclusion in our Proxy Statement. These procedures include, among other things, that the stockholder of record give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the stockholder comply with certain other requirements.

Generally, in the case of an annual meeting of stockholders, a stockholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the immediately preceding year’s annual meeting. As specified in our By-Laws, different notice deadlines apply in the case of a special meeting, or when the date of an annual meeting is more than 30 days before or more than 70 days after the first anniversary of the prior year’s meeting.

Accordingly, assuming that the Company’s 2020 Annual Meeting of Stockholders is held not more than 30 days before or more than 70 days after the anniversary of the Company’s 2019 Annual Meeting of Stockholders, the stockholder must deliver a notice of such nomination or proposal to the Company’s Secretary not later than the close of business on March 18, 2020, and not earlier than the close of business on February 17, 2020, and comply with the requirements of our By-Laws. In accordance with our By-Laws, the Chairperson of the 2020 Annual Meeting of Stockholders may determine, if the facts warrant, that a nomination or other proposal has not been properly brought before the meeting and, therefore, may be disregarded and not be considered at the meeting. These procedures are only a summary of the provisions regarding stockholder nominations of directors and proposals of other business in our By-Laws. Please refer to our By-Laws for more information on these requirements.

A copy of the Company’s By-Laws specifying the advance notice requirements for proposing business or director nominations has been filed with the SEC and is available on the SEC’s website. See the subheading “Corporate Governance Committee” for information regarding submission of a recommendation of a director nominee for consideration by the Corporate Governance Committee.

All such communications regarding the 2020 Annual Meeting of Stockholders must be provided in writing and be directed to the attention of the Company’s Secretary, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564.

The Chairperson or other officer presiding at the annual meeting has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our By-Laws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2020 Annual Meeting of Stockholders, and such nomination or other proposal is not delivered within the time frame specified in our By-Laws, then the person(s) appointed by the Board and named in the proxies for the 2020 Annual Meeting of Stockholders may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

Householding of Proxy Materials

We and some brokers “household” the Annual Report and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that your materials will be househeld to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Annual Report, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Constellation Brands, Inc., Attn: Investor Relations, 207 High Point Drive, Building 100, Victor, New York 14564 or by telephone at 888-922-2150.

Available Information; Website Materials

Our Code of Business Conduct and Ethics and our Global Code of Responsible Practices for Beverage Alcohol Advertising and Marketing are available on our website at www.cbrands.com/story/policies. Our Chief Executive Officer and Senior Financial Executive Code of Ethics, policy regarding Communications from Stockholders or Other Interested Parties, Board of Directors’ Corporate Governance Guidelines, and the charters of the Audit Committee, the Corporate Governance Committee and the Human Resources Committee are available on our website at www.cbrands.com/investors and are also available in print to any stockholder who requests them. Such requests should be directed to Constellation Brands, Inc., Attn: Investor Relations, 207 High Point Drive, Building 100, Victor, New York 14564. Additionally, any amendments to, and waivers granted to our directors and executive officers under, our codes of ethics referred to above will be posted in this area of our website.

Throughout this Proxy Statement, we refer to materials that are available on our website. Such materials are not made a part of this Proxy Statement and are not incorporated by reference.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

The Board of Directors has made these materials available to you over the Internet or has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Meeting. The Meeting is scheduled to be held on Tuesday, July 16, 2019, at 11:00 a.m. (EDT), via online audio broadcast. This solicitation is for proxies for use at the Meeting or at any reconvened meeting after an adjournment or postponement of the Meeting.

What constitutes a quorum?

Holders of shares representing a majority of the outstanding aggregate voting power of Class A Stock and Class B Stock entitled to vote at the Meeting, present at the Meeting in person or by proxy, will constitute a quorum. Shares represented by proxies marked as abstentions will be counted toward determining the presence of a quorum. Shares with respect to which broker non-votes occur will be counted as shares present for purposes of determining whether a quorum is present at the Meeting.

What are the voting rights of holders of Class A Common Stock and Class B Common Stock?

Except as otherwise required by Delaware law, holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters other than the election of directors as set forth below. When holders of Class A Stock and holders of Class B Stock vote together as a single class, each holder of Class A Stock is entitled to one (1) vote for each share of Class A Stock registered in such holder’s name, and each holder of Class B Stock is entitled to ten (10) votes for each share of Class B Stock registered in such holder’s name. Therefore, holders of Class A Stock are entitled to cast a total of 167,209,231 votes for proposals at the Meeting and holders of Class B Stock are entitled to cast a total of 233,165,640 votes for proposals at the Meeting.

How do I vote my shares?

If your shares are owned directly in your name in an account with the Company’s stock transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record of those shares in your account and you have the right to vote those shares. If your shares are held in an account with a broker or other nominee, you are considered a “beneficial” stockholder of those shares, which are held in “street name.” The broker or other nominee is considered the stockholder of record for those shares. As a beneficial owner, you have the right to instruct the broker or other nominee how to vote those shares.

Stockholders who receive a proxy card for Class A Stock and a proxy card for Class B Stock must sign and return both proxy cards in accordance with their respective instructions or submit a proxy by telephone or via the Internet at www.proxyvote.com with respect to both Class A Stock and Class B Stock in order to ensure the voting of the shares of each class owned. The shares represented by your proxy will be voted at the Meeting as directed by your proxy.

How can I vote my shares and participate at the Meeting?

The Meeting will be held entirely online to allow greater participation. Stockholders may participate in the Meeting by visiting the following website: www.virtualshareholdermeeting.com/STZ2019. To participate in the Meeting, you will need the 16-digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Meeting. However, even if you plan to attend the Meeting online, the Company recommends that you vote your shares in advance at www.proxyvote.com, so that your vote will be counted if you later decide not to attend the Meeting.

How can I vote my shares without attending the Meeting?

To vote your shares without attending the Meeting, please follow the instructions for Internet or telephone voting on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the stockholder of record. This way your shares will be represented whether or not you are able to attend the Meeting.

How can I change my vote?

You may revoke your proxy at any time before the proxy is exercised by delivering a written revocation to the Secretary of the Company or by submitting a proxy bearing a later date by telephone, via the Internet, or in writing.

What vote is required for the proposals, and how are votes counted for those proposals?

	Proposal	Required Vote	Routine / Non- Routine	Treatment of Abstentions	Treatment of Broker Non- Votes
1	To elect the ten directors named in this proxy statement	Under Delaware law and the Company’s certificate of incorporation and by-laws, directors are elected by a plurality of the votes cast (the highest number of votes cast) by the holders of the shares entitled to vote in person or by proxy.*	Non- Routine	No effect***	No effect***

2	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 29, 2020	Affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting.**	Routine	Have the effect of a vote against	Broker non-votes should not occur with respect to routine matters

3	To approve, by an advisory vote, the compensation of the named executive officers	Affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting.**	Non- Routine	Have the effect of a vote against	No effect***

*

Pursuant to the Company’s certificate of incorporation and based on the number of shares of Class A Stock and Class B Stock that were outstanding on the Record Date, holders of Class A Stock, voting as a separate class, are entitled to elect one-fourth of the number of directors to be elected at the Meeting (rounded up to the next number if the total number of directors to be elected is not evenly divisible by four). Holders of Class A Stock and holders of Class B Stock, voting as a single class, are entitled to elect the remaining number of directors to be elected at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share. Since the Board nominated ten (10) directors, holders of Class A Stock will be entitled to elect three (3) directors and holders of Class A Stock and holders of Class B Stock, voting as a single class, will be entitled to elect seven (7) directors. Because the directors are elected by a plurality of the votes cast in each election, votes that are withheld (including broker non-votes) will not affect the outcome of the elections.

**

With respect to these proposals, holders of Class A Stock and holders of Class B Stock are entitled to vote as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

***	Not included in numerator or denominator.

What is a routine matter and what is a broker non-vote?

The rules of the NYSE determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other nominee holding shares for an owner in “street name” may vote on the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. “Broker non-votes” occur when brokers or other nominees submit proxies relating to shares held in “street name” that they may vote with respect to at least one of, but not all, the matters to be considered at the Meeting because they have not received instructions from the respective beneficial owners of the shares.

What if I do not specify how I want my shares voted?

The shares represented by your proxy will be voted FOR the election of each of the director nominees named in Proposal 1 unless you specifically withhold authority to vote for one or more of the director nominees. Unless you properly direct otherwise, the shares represented by your proxy will be voted FOR Proposals 2 and 3.

Electronic Access to Proxy Materials and Annual Report

This Proxy Statement and our 2019 Annual Report are available on our website at www.cbrands.com/annual-meeting.

Instead of receiving paper copies of next year’s Proxy Statement and Annual Report by mail, you can elect to receive an e-mail message that will provide a link to those documents online. By opting to access your proxy materials online, you will:

•	Gain faster access to your proxy materials;

•	Save us the cost of producing and mailing documents to you; and

•	Help preserve environmental resources.

Constellation Brands stockholders who have enrolled in the electronic access service previously will receive their materials online this year.

Instructions for the Virtual Meeting

You are entitled to attend the Meeting only if you were a stockholder of record as of the Record Date, or you hold a valid proxy for the Meeting. You may attend the Meeting, vote, and submit a question during the Meeting by visiting www.virtualshareholdermeeting.com/STZ2019 and using your 16-digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials to enter the Meeting.

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call 855-449-0991 (Toll Free) or 720-378-5962 (International Toll). Technical support will be available starting at 10:30 a.m. EDT on July 16, 2019.

How can I submit a question?

If you wish to submit a question, you may do so in two ways. If you want to ask a question any time before 11:59 p.m. (EDT) on July 15, 2019, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, if you want to submit your question the day of the

Meeting, beginning at 10:45 a.m. (EDT) you may log into the virtual meeting platform at www.virtualshareholdermeeting.com/STZ2019, type your question into the “Ask a Question” field, and click “Submit.”

Questions pertinent to meeting matters will be answered during the Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to Meeting matters and therefore will not be answered.

May 23, 2019

Appendix 1: Reconciliation of Non-GAAP Items

Reconciliation of Net Income, Reported Basis (GAAP) to EBIT, Comparable Basis (Non-GAAP)

	Fiscal 2019 Performance	Fiscal 2018 Performance(1)
(in millions)
Net income, reported basis	$3,459.1	$2,315.3
Plus: Provision for income taxes	685.9	22.7
Plus: Interest expense	367.1	332.0
Plus: Loss on extinguishment of debt	1.7	97.0

EBIT	4,513.8	2,767.0
Plus (Less): Comparable adjustments
Acquisitions, divestitures and related costs (2)	(56.9)	30.0
Restructuring and other strategic business development costs (3)	26.0	14.0
Other (4)	(1,850.0)	(307.9)

Comparable adjustments	(1,880.9)	(263.9)

EBIT, comparable basis	$2,632.9	$2,503.1

(1)

Effective March 1, 2018, the company adopted the FASB amended guidance regarding the recognition of revenue from contracts with customers using the retrospective application method. Accordingly, financial information for prior annual periods presented herein have been adjusted to reflect the adoption of this amended guidance.

(2)

For fiscal 2019, consists primarily of a net gain recognized in connection with the sale of our remaining interest in our previously-owned Australian and European business and a gain on the sale of certain assets, partially offset by transaction and other acquisition-related costs recognized in connection with the November 2018 investment in Canopy Growth Corporation. For fiscal 2018, consists primarily of transaction, integration and associated costs in connection with acquisitions, predominantly flow through of inventory step-up.

(3)

For fiscal 2019 and fiscal 2018, consists primarily of costs recognized in connection with the development of a program specifically intended to identify opportunities for further streamlining of processes and improving capabilities, linking strategy with execution, prioritizing resources and enabling a new enterprise resource planning system.

(4)

For fiscal 2019 and fiscal 2018, consists primarily of unrealized net gains from the mark to fair value of investments in Canopy Growth Corporation, partially offset by impairments of certain intangible assets. For fiscal 2018, partially offset by a loss associated with the restructuring of an agreement with Owens-Illinois.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to FCF (Non-GAAP)

	Fiscal 2019 Performance	Fiscal 2018 Performance
(in millions)
Net cash provided by operating activities	$2,246.3	$1,931.4
Less: Purchases of property, plant and equipment	(886.3)	(1,057.6)

FCF	$1,360.0	$873.8

CONSTELLATION BRANDS, INC. ATTN: LEGAL 207 HIGH POINT DRIVE BLDG. 100 VICTOR, NY 14564

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Monday, July 15, 2019. Have this proxy card in hand when you access the web site and follow the instructions to obtain the records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/STZ2019

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, July 15, 2019. Have this proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E78251-P25145-Z75013	KEEP THIS PORTION FOR YOUR RECORDS
—— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONSTELLATION BRANDS, INC. The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	Class A Stockholders			☐	☐	☐
1.	Election of Directors
	Nominees:

	01) Jennifer M. Daniels	06)	Daniel J. McCarthy
	02) Jerry Fowden	07)	William A. Newlands
	03) Ernesto M. Hernandez	08)	Richard Sands
	04) Susan Somersille Johnson	09)	Robert Sands
	05) James A. Locke III	10)	Judy A. Schmeling

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 29, 2020							☐	☐	☐

3.	To approve, by an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement							☐	☐	☐

NOTE: In their discretion, the proxies are authorized to act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please note there are two proxy cards, one for Class A Stockholders and one for Class B Stockholders. Stockholders who receive a Class A proxy card and a Class B proxy card must vote the shares represented by each card separately.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E78252-P25145-Z75013

CONSTELLATION BRANDS, INC.

Annual Meeting of Stockholders

July 16, 2019 11:00 AM

This proxy is solicited by the Board of Directors

You hereby appoint James O. Bourdeau and Brian Bennett, or either of them, proxies for you with full power of substitution to vote all shares of Class A Common Stock, par value $.01 per share, of CONSTELLATION BRANDS, INC. (the “Company”) that you would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held online on Tuesday, July 16, 2019 at 11:00 a.m. (EDT) and any adjournment thereof (the “Meeting”). Class A Stockholders, voting as a separate class, are entitled to elect three (3) directors at the Meeting. Class A Stockholders and Class B Stockholders, voting as a single class, are entitled to elect seven (7) directors at the Meeting. Please refer to the Proxy Statement for details. The number of shares of Class A Common Stock entitled to vote appears on the back of this card.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. THIS PROXY REVOKES ANY PRIOR PROXY GIVEN BY YOU. UNLESS DIRECTED OTHERWISE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF ALL THE NOMINEES LISTED ON THE REVERSE SIDE (PROPOSAL 1), FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF SAID PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. TO APPROVE THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIMPLY SIGN AND DATE ON THE BACK IF YOU ARE SUBMITTING YOUR PROXY BY MAIL. YOU NEED NOT MARK ANY BOXES.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

CONSTELLATION BRANDS, INC. ATTN: LEGAL 207 HIGH POINT DRIVE BLDG. 100 VICTOR, NY 14564

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Monday, July 15, 2019. Have this proxy card in hand when you access the web site and follow the instructions to obtain the records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/STZ2019

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, July 15, 2019. Have this proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E78253-P25145-Z75013	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONSTELLATION BRANDS, INC. The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	Class B Stockholders			☐	☐	☐
1.	Election of Directors
Nominees:

	01) Jennifer M. Daniels	05)	Richard Sands
	02) James A. Locke III	06)	Robert Sands
	03) Daniel J. McCarthy	07)	Judy A. Schmeling
04) William A. Newlands

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 29, 2020							☐	☐	☐

3.	To approve, by an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement							☐	☐	☐

NOTE: In their discretion, the proxies are authorized to act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please note there are two proxy cards, one for Class A Stockholders and one for Class B Stockholders. Stockholders who receive a Class A proxy card and a Class B proxy card must vote the shares represented by each card separately.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — —

E78254-P25145-Z75013

CONSTELLATION BRANDS, INC.

Annual Meeting of Stockholders

July 16, 2019 11:00 AM

This proxy is solicited by the Board of Directors

You hereby appoint James O. Bourdeau and Brian Bennett, or either of them, proxies for you with full power of substitution to vote all shares of Class B Common Stock, par value $.01 per share, of CONSTELLATION BRANDS, INC. (the “Company”) that you would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held online on Tuesday, July 16, 2019 at 11:00 a.m. (EDT) and any adjournment thereof (the “Meeting”). Class A Stockholders, voting as a separate class, are entitled to elect three (3) directors at the Meeting. Class A Stockholders and Class B Stockholders, voting as a single class, are entitled to elect seven (7) directors at the Meeting. Please refer to the Proxy Statement for details. The number of shares of Class B Common Stock entitled to vote appears on the back of this card.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. THIS PROXY REVOKES ANY PRIOR PROXY GIVEN BY YOU. UNLESS DIRECTED OTHERWISE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF ALL THE NOMINEES LISTED ON THE REVERSE SIDE (PROPOSAL 1), FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF SAID PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. TO APPROVE THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIMPLY SIGN AND DATE ON THE BACK IF YOU ARE SUBMITTING YOUR PROXY BY MAIL. YOU NEED NOT MARK ANY BOXES.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side